Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

VERITONE, INC.,

PROJECT WEST ACQUISITION CORPORATION,

WAZEE DIGITAL, INC.

and

WEST VICTORY STOCKHOLDER REPRESENTATIVE, LLC

Dated as of August 13, 2018

i

(Continued)

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Page

Section 11.10	Assignment; Successors	83
Section 11.11	Enforcement	83
Section 11.12	Currency	83
Section 11.13	Severability	83
Section 11.14	Waiver of Jury Trial	84
Section 11.15	Counterparts	84
Section 11.16	Facsimile or .pdf Signature	84
Section 11.17	No Presumption Against Drafting Party	84
Section 11.18	Disclosure Schedules	84
Section 11.19	Legal Representation	84

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of August 13, 2018 (this “Agreement”), is among VERITONE, INC., a Delaware corporation (“Acquiror”), PROJECT WEST ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Acquiror (“Sub”), WAZEE DIGITAL, INC., a Delaware corporation (the “Company”) and WEST VICTORY STOCKHOLDER REPRESENTATIVE, LLC, a Delaware limited liability company, solely in its capacity as the initial Stockholder Representative hereunder.

RECITALS

A.      The Board of Directors of the Company has unanimously (i) determined that the merger of Sub with and into the Company upon the terms and subject to the conditions set forth herein (the “Merger”) is advisable and fair to, and in the best interests of, the Stockholders, (ii) approved, in accordance with Section 251 of the Delaware General Corporation Law (the “DGCL”), this Agreement and each of the transactions contemplated hereby, including the Merger, and (iii) recommended that the Stockholders adopt this Agreement and approve each of the transactions contemplated hereby, including the Merger.

B.      The Boards of Directors of Acquiror and Sub have each determined that it is advisable and in the best interests of Acquiror and Sub for Sub to consummate the Merger.

C.      The Company has agreed to deliver to Acquiror and Sub, within twenty-four (24) hours after the execution and delivery of this Agreement, a written consent in the form attached as Exhibit A hereto (the “Stockholder Consent”), pursuant to Section 228 of the DGCL, duly executed by (i) the holders of a majority of the outstanding shares of Series E Preferred Stock, voting as a single, separate class, (ii) the holders of a majority of the outstanding shares of Series D Preferred Stock, voting as a single, separate class and (iii) the holders of a majority of the outstanding shares of Company Capital Stock, voting together as a single class on an as-if converted to Company Common Stock basis, adopting this Agreement and approving each of the transactions contemplated hereby, including the Merger (together, the “Requisite Stockholder Approvals”).

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Certain Defined Terms. For purposes of this Agreement:

“2017 Audited Financials” means the audited balance sheet of the Company as of December 31, 2017, and the related audited statements of income, changes in stockholders’ equity and cash flows of the Company for the 12-month periods then ended, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors.

“Acquiror Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Acquiror and its Subsidiaries, taken as a whole, or (ii) materially impairs the ability of Acquiror to consummate, or prevents or materially delays, the Merger or would reasonably be expected to do so; provided, that any event, change, circumstance, occurrence, effect, result or state of facts referred to in any of the following clauses shall not be considered, individually or in the aggregate, when determining whether an Acquiror Material Adverse Effect has occurred: (A) general business or economic conditions; (B) national or international political conditions, including engagement by the United States in international hostilities, whether or not pursuant to a declaration of war; (C) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (D) changes in GAAP, to the extent applicable to Acquiror; (E) changes in Law, to the extent applicable to Acquiror; (F) the taking of any action expressly required pursuant to this Agreement; or (G) any failure in and of itself by Acquiror to meet internal projections, forecasts, revenue or earnings predictions for any period (but not any circumstance or event giving rise to or contributing to such failure); provided further, that, in the case of subclauses (A), (B), (C), (D) and (E), such events, changes, circumstances, occurrences, effects, results or states of facts will be taken into account in determining whether there has been an Acquiror Material Adverse Effect to the extent that such events, changes, circumstances, occurrences, effects, results or states of facts have had or would reasonably be expected to have a disproportionate impact on Acquiror relative to other companies of a similar size operating in the same industries in which Acquiror conducts its business.

“Acquiror Shares” means the common stock, par value $0.001 per share, of Acquiror.

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, including, without limitation, any director or officer of such first Person.

“Aggregate Series E Liquidation Preference” means the aggregate amount payable to the holders of the Company’s Series E Preferred Stock in connection with a Liquidation (as defined in the Company Charter) pursuant to Article IV.D.2(a) of the Company Charter.

“Ancillary Agreements” means the Stockholder Consent, the Escrow Agreement, and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into by the parties at the Closing as contemplated by this Agreement.

“Basket Amount” means $150,000.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Cap” means (i) the amount of the retention under the R&W Insurance Policy minus (ii) the Basket Amount.

“Cash” means, without duplication, the aggregate amount of all cash and cash equivalents of the Company required to be reflected as cash and cash equivalents on a consolidated balance sheet of the Company as of such date prepared in accordance with GAAP, plus any checks received, but not deposited, and deposits in transit, less (i) any outstanding checks, wires and bank overdrafts of the Company and (ii) Restricted Cash, in the case of each of clauses (i) and (ii), whether or not required to be reported as such under GAAP. For the avoidance of doubt, Cash shall exclude any amounts relating to or included in Net Working Capital to the extent such amounts are reflected in the calculation of the Closing Merger Consideration (as adjusted pursuant to Section 3.5), to avoid double-counting with any other adjustments.

“Cash Change of Control Payments” means the amounts to be paid in cash to the Change of Control Recipients, which amounts will be equal to (i) for each Change of Control Recipient who the Company and Acquiror reasonably determine is an “accredited investor” as such term is defined under the Securities Act, 50% of the amount set forth next to such individual’s name on Schedule 1.1(a), plus (ii) for each Change of Control Recipient who the Company and Acquiror reasonably determine is not an “accredited investor” as such term is defined under the Securities Act, 100% of the amount set forth next to such individual’s name on Schedule 1.1(a).

“Cash Consideration” means (i) $7,500,000, plus (ii) the Estimated Cash, minus (iii) the Estimated Indebtedness, plus (iv) the Working Capital Overage, if any, minus (v) the Working Capital Underage, if any, minus (vi) 50% of the Escrow Amount, minus (vii) the Estimated Transaction Expenses, minus (viii) the Deferred Revenue Adjustment, minus (ix) the Stockholder Representative Fund.

“Cash Consideration Percentage” means (i) the value of the Cash Consideration divided by (ii) the sum of (A) the value of the Cash Consideration and (B) the Closing Acquiror Share Value of the Stock Consideration.

“Change of Control Payments” means the Cash Change of Control Payments and the Share Change of Control Payments.

“Change of Control Recipients” means the individuals set forth on Schedule 1.1(a), who are indicated thereon as being entitled to receive Change of Control Payments.

“Closing Acquiror Share Value” means the volume weighted average trading price of the Acquiror Shares on the primary Exchange on which the Acquiror Shares are listed or quoted for the 20-day period ended three Business Days prior to the date hereof.

“Closing Merger Consideration” means the Cash Consideration and the Stock Consideration, which Closing Merger Consideration will be paid in accordance with the Consideration Percentages.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means the Company Common Stock and the Preferred Stock.

“Company Charter” means the Seventh Amended and Restated Certificate of Incorporation of the Company.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Consideration Percentages” means the Cash Consideration Percentage and the Stock Consideration Percentage.

“Consideration Stockholders” means the holders of Series E Preferred Stock and Series D Preferred Stock.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or, to the extent binding, oral.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Deferred Revenue Adjustment” means the product of (a)(i) the Company’s balance of deferred revenue for licensing as reflected on the Closing Balance Sheet (the “Closing Deferred Revenue”) minus (ii) amounts reflected in accounts receivable on the Closing Balance Sheet related to the Closing Deferred Revenue, multiplied by (b) 0.615.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise.

“Equity Plans” means the Thought Equity Management, Inc. Amended and Restated 2001 Stock Option Plan and the Thought Equity Motion, Inc. 2011 Stock Option Plan.

“Equity Participations” means any (i) share, quota, security, participation right and any other present or future right entitling the holder, absolutely or contingently (through the exercise of any subscription, conversion, exchange, option or similar right), to participate in the revenues, dividends or equity appreciation of another Person, including capital stock, membership interests, units, performance units, options, restricted stock, warrants, company appreciation rights, interests in “phantom” stock plans, restricted or contingent stock or profits interests, voting securities, stock appreciation rights or equivalents, stock loan purchase plans, convertible bonds, debentures or other convertible Indebtedness, or stock bonus plans and (ii) commitments to issue any of the foregoing.

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with the Company and that, together with the Company, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means U.S. Bank National Association, or its successor under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into by Acquiror, the Stockholder Representative and the Escrow Agent, substantially in the form attached as Exhibit B hereto.

“Escrow Amount” means $1,850,000, 50% of which will consist of cash and 50% of which will consist of Acquiror Shares valued at the Closing Acquiror Share Value.

“Escrow Fund” means the Acquiror Shares and cash deposited with the Escrow Agent, as such amount may be increased or decreased as provided in this Agreement and the Escrow Agreement, including any amounts earned or distributed with respect thereto.

“Exchange” means The NASDAQ Global Market or such other stock exchange on which the Acquiror Shares are listed or quoted.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” means collectively, the 2017 Audited Financials, the Company Annual Financial Statements and the Interim Financial Statements.

“First Escrow Release Value” means $925,000, minus (i) the value of any cash or Acquiror Shares (valued at the Closing Acquiror Share Value) released to Acquiror Indemnified Parties from the Escrow Fund, prior to the First Release Date, in respect of (A) the Net Adjustment Amount and (B) claims for indemnifiable Losses pursuant to Section 9.2(c) or Section 9.2(d), minus (ii) the amount in U.S. dollars reasonably necessary to satisfy any outstanding claim for indemnification by any Acquiror Indemnified Party pursuant to Section 9.2(c) or Section 9.2(d) for which a Claim Notice has been delivered to the Stockholder Representative prior to the First Release Date.

“Fraud” means, with respect to any representation or warranty made by a party set forth in this Agreement, (i) a false representation, (ii) made with either knowledge or belief, or with reckless indifference, as to its falsity, (iii) with the intent to induce another party to act or refrain from acting, (iv) which action or inaction resulted from a reasonable reliance by such other party on the representation and (v) which reliance damages the other party. For clarity, the Company’s failure to conduct an Intellectual Property search will not constitute reckless indifference as to any falsity of a representation or warranty related to Intellectual Property matters.

“Fundamental Representations” means those representations and warranties set forth in Sections 4.1(a), 4.2, 4.4, 4.5 and 4.24.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children, grandparents, grandchildren and siblings, including adoptive relationships and relationships through marriage or domestic partnership.

“Incidental License” means any (a) permitted use right in a nondisclosure agreement; provided, that such permitted use is limited to the evaluation of a potential business transaction involving the Company, and not for any other purpose; (b) license with any current and former vendors, employees or contractors of the Company for the benefit of the Company; (c) non-exclusive license that is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (i) a sales or marketing Contract that includes a license to use the trademarks of the Company for the purposes of promoting the Company products or services; (ii) a vendor Contract that includes permission for the vendor to identify the Company as a customer of the vendor; or (iii) a Contract to purchase or lease equipment, such as a photocopier, computer, or mobile phone that also contains a license of Intellectual Property; (d) non-exclusive licenses entered into by the Company with content owners and customers in the ordinary course of business; or (e) any non-exclusive licenses implied by Law to end-user customers for the use of products or services.

“Indebtedness” means, without duplication (but before taking into account the consummation of the transactions contemplated hereby): (i) the unpaid principal amount, and accrued interest, premiums, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) that would be required to be paid by a borrower to a lender pursuant to a customary payoff letter, in each case, in respect of (A) all indebtedness for borrowed money of the Company, (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments and (C) all obligations with respect to interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed to the Company or its Affiliates thereunder); (ii) all obligations under capitalized leases with respect to which the Company is liable, determined in accordance with

GAAP; (iii) all obligations in respect of earnouts or to pay the deferred purchase price of property or services, but excluding trade payables in the ordinary course of business that are not past due; (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company; (v) all obligations of the type referred to in clauses (i) through (iv) for the payment of which the Company is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) secured by any Encumbrance on any asset of the Company. For the avoidance of doubt, Indebtedness shall exclude any amounts relating to or included in Net Working Capital, Transaction Expenses or the cost of sale of deferred revenue used to calculate the Deferred Revenue Adjustment to the extent such amounts are reflected in the calculation of the Closing Merger Consideration (as adjusted pursuant to Section 3.5), to avoid any double-counting with any other adjustments.

“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) registered trade names, trademarks and service marks (registered and unregistered), brand names, logos, corporate names and other source identifiers, domain names and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications and similar reservations of marks and all goodwill associated therewith) to register any of the foregoing (collectively, “Marks”); (ii) patents, patent applications, utility models, and invention registrations of any type, and equivalents thereof, including divisionals, continuations, continuations in part, re-examinations, renewals, extensions, divisions and reissues thereof, and applications for any of the foregoing (collectively, “Patents”); (iii) copyrights (registered and unregistered), copyrightable works, and applications for registration (collectively, “Copyrights”); (iv) trade secrets and other proprietary information, including know-how, inventions, data collections, development tools, diagrams, formulae, methods, processes and processing instructions, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case whether or not embodied in any tangible form and to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (such items that derive economic value, collectively, “Trade Secrets”); (v) Software; and (vi) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.

“Key Employee” means each of the employees of the Company listed on Schedule 1.1(b).

“knowledge,” (i) with respect to the Company, means the knowledge of the Persons listed on Schedule 1.1(c)(i), including such knowledge as would be imputed to such Persons upon the reasonable inquiry by such Person and (ii) with respect to Acquiror, means the knowledge of the Persons listed on Schedule 1.1(c)(ii), including such knowledge as would be imputed to such Persons upon the reasonable inquiry by such Person.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to the Company or which the Company otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, to the extent that the Company has the right to use or occupy the same in connection with the applicable lease, and all easements, rights and appurtenances relating to the foregoing.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company, or (ii) materially impairs the ability of the Company to consummate, or prevents or materially delays, the Merger or would reasonably be expected to do so; provided, that any event, change, circumstance, occurrence, effect, result or state of facts referred to in any of the following clauses shall not be considered, individually or in the aggregate, when determining whether a Material Adverse Effect has occurred: (A) general business or economic conditions; (B) national or international political conditions, including engagement by the United States in international hostilities, whether or not pursuant to a declaration of war; (C) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (D) changes in GAAP, to the extent applicable to the Company; (E) changes in Law, to the extent applicable to the Company; (F) the taking of any action expressly required pursuant to this Agreement; or (G) any failure in and of itself by the Company to meet internal projections, forecasts, revenue or earnings predictions for any period (but not any circumstance or event giving rise to or contributing to such failure); provided further, that, in the case of subclauses (A), (B), (C), (D) and (E), such events, changes, circumstances, occurrences, effects, results or states of facts will be taken into account in determining whether there has been an Material Adverse Effect to the extent that such events, changes, circumstances, occurrences, effects, results or states of facts have had or would reasonably be expected to have a disproportionate impact on the Company relative to other companies of a similar size operating in the same industries in which the Company conducts its business.

“Merger Consideration” means (i) the Closing Merger Consideration, subject to adjustment in accordance with Section 3.5 plus (ii) any Acquiror Shares or cash distributed to the Consideration Stockholders (A) from the Escrow Fund, as provided in this Agreement or the Escrow Agreement and (B) in respect of the Net Adjustment Amount, as provided in this Agreement.

“Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Net Working Capital as finally determined pursuant to Section 3.5 minus the Estimated Net Working Capital, plus (B) the Estimated Indebtedness minus the Closing Indebtedness as finally determined pursuant to Section 3.5, plus (C) the Closing Cash as finally determined pursuant to Section 3.5 minus the Estimated Cash, plus (D) the Estimated Transaction Expenses minus the Closing Transaction Expenses as finally determined pursuant to Section 3.5.

“Net Working Capital” means, as of a specified date and without duplication, an amount (which may be positive or negative) equal to (i) the current assets of the Company minus

(ii) the current liabilities of the Company, in each case before taking into account the consummation of the transactions contemplated hereby, and calculated in accordance with the Applicable Accounting Principles; provided, however, for the avoidance of doubt, Net Working Capital shall exclude any amounts relating to or included in Cash, Indebtedness, Transaction Expenses or the Deferred Revenue Adjustment to the extent such amounts are reflected in the calculation of the Closing Merger Consideration (as adjusted pursuant to Section 3.5), to avoid any double-counting with any other adjustments.

“Open Source Software” means any Software (in source or object code form) that is subject to (i) a license or other agreement commonly referred to as open source, free software, copyleft or community source code license (including to any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (ii) any other license or other Contract that requires, as a condition of the use, modification or distribution of Software subject to such license or Contract, that such Software or other Software linked with, called by, combined or distributed with such Software be (A) disclosed, distributed, made available, offered, licensed or delivered in source code form, (B) licensed for the purpose of making derivative works, (C) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (D) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Option” means each outstanding option (including commitments to grant options) to purchase shares of Company Common Stock.

“Payoff Indebtedness” means the Indebtedness of the Company listed on Schedule 1.1(d).

“Per Series D Share Merger Consideration” means (i) the amount of Merger Consideration remaining, if any, after payment in full of the consideration set forth in Section 2.6(c) in respect of shares of Series E Preferred Stock divided by (ii) the aggregate number of shares of Series D Preferred Stock outstanding as of immediately prior to the Effective Time.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Per Share Closing Payment” means, with respect to a share of Company Capital Stock, the amount of Closing Merger Consideration, if any, payable in respect thereof to the holder of such share of Company Capital Stock on the Closing Date pursuant to Section 2.6, which will be paid in Acquiror Shares and cash in accordance with the Consideration Percentages.

“Permitted Encumbrances” means (i) Encumbrances for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in the Balance Sheet in accordance with GAAP, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company consistent with past practice, (iii) Encumbrances arising under equipment leases with third parties, (iv) Encumbrances arising under Indebtedness that will be fully repaid and released in connection with the Closing, (v) pledges or deposits to secure obligations under workers or unemployment compensation Laws, (vi) in respect of Company Capital Stock, any restrictions (whether on the transferability thereof or otherwise) imposed pursuant to applicable securities Laws and (vii) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company as currently conducted.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Preferred Stock” means, collectively, the Series A Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

“Pro Rata Portion” means, with respect to each Consideration Stockholder at a given time, the quotient obtained by dividing (i) the value of the Merger Consideration (with the value of the Stock Consideration calculated using the Closing Acquiror Share Value) paid to such Consideration Stockholder as of such time by (ii) the value (with the value of the Stock Consideration calculated using the Closing Acquiror Share Value) of the Merger Consideration paid to all Consideration Stockholders as of such time.

“Protective Provisions” means those provisions of the R&W Insurance Policy that relate to subrogation of claims, the definition of fraud and the retention amount.

“R&W Insurance Policy” means an acquiror-side representation and warranty insurance policy, to be issued by the R&W Insurer to Acquiror on the Closing Date, on the terms and conditions set forth on Schedule 1.1(e).

“R&W Insurer” means the insurer under the R&W Insurance Policy, to be selected by Acquiror with the consent of the Stockholder Representative (such consent not to be unreasonably withheld, conditioned or delayed).

“Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person or any director, executive officer, general partner or managing member of such Affiliate, (ii) any Person who serves or within the past three years has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; or (iii) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding voting equity or ownership interests of such specified Person.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Restricted Cash” means all Cash and Cash equivalents that are not freely useable and available to the Company because they are subject to restrictions, limitations or taxes on use or distribution either by Contract or for legal or regulatory reasons, or is Cash and Cash equivalents that is collected from customers in advance, is being held on behalf of customers and represents a liability to such customers.

“Restricted Stock” means restricted shares (including commitments to grant restricted shares) of Company Common Stock.

“Sanctions Laws” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the United States government, including those administered by the Office of Foreign Assets Control of the United States Department of Treasury, (ii) the United Nations Security Council, (iii) the European Union, or (iv) Her Majesty’s Treasury of the United Kingdom, in each case, to the extent applicable to the Company, its assets or its properties.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of the Company.

“Series B-3 Preferred Stock” means the Series B-3 Preferred Stock, par value $0.001 per share, of the Company.

“Series C Preferred Stock” means the Series C Preferred Stock, par value $0.001 per share, of the Company.

“Series C-1 Preferred Stock” means the Series C-1 Preferred Stock, par value $0.001 per share, of the Company.

“Series D Preferred Stock” means the Series D Preferred Stock, par value $0.001 per share, of the Company.

“Series E Preferred Stock” means the Series E Preferred Stock, par value $0.001 per share, of the Company.

“Share Change of Control Payments” means the amounts to be paid in Acquiror Shares (valued at the Closing Acquiror Share Value) to each Change of Control Recipient who the Company and Acquiror reasonably determine is an “accredited investor” as such term is defined under the Securities Act, which amounts will be equal to 50% of the amount set forth next to each such individual’s name on Schedule 1.1(a).

“Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, APIs, web widgets, code and related algorithms, models and methodologies, files, documentation and all other tangible embodiments thereof.

“Stock Consideration” means a number of Acquiror Shares with an aggregate Closing Acquiror Share Value equal to (i) $7,500,000, minus (ii) 50% of the Escrow Amount, minus (iii) the aggregate amount of the Share Change of Control Payments.

“Stock Consideration Percentage” means (i) the Closing Acquiror Share Value of the Stock Consideration divided by (ii) the sum of (A) the value of the Cash Consideration and (B) the Closing Acquiror Share Value of the Stock Consideration.

“Stockholder” means a holder of Company Capital Stock.

“Stockholder Representative Fund” means an amount equal to $250,000.

“Stockholder Agreement” means that certain Seventh Amended and Restated Stockholders’ Agreement, dated as of May 6, 2015, by and among T3Media, Inc. and the Stockholders party thereto, as amended.

“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date. For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of Taxes (A) based upon or related to income, receipts, profits, wages, capital or net worth, (B) imposed in connection with the sale, transfer or assignment of property, or (C) required to be withheld, be deemed equal to the amount which would by payable if the Tax period of the Company ended on the Closing Date and the Company closed its books as of the close of business on such date, except, in each case, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed into service after the Closing Date, shall be allocated on a per diem basis, and (ii) in the case of any other Tax, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the total number of days in the entire Straddle Period.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Systems” means servers, hardware systems, databases, circuits, networks and other computer and telecommunications assets and equipment.

“Tax Return” means any return, declaration, report, or information return or other similar statement or form relating to, filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means: (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license,

lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other similar taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Transaction Expenses” means the aggregate amount of any and all fees and expenses incurred by or on behalf of, or paid or to be paid directly by, the Company or any Person that the Company pays or reimburses or is otherwise legally obligated to pay or reimburse in connection with the negotiation, preparation or execution of this Agreement or the Ancillary Agreements or the performance or consummation of the transactions contemplated hereby or thereby (including any process run by or on behalf of the Company to sell the Company), to the extent unpaid immediately prior to the Closing, including: (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby (including the fees and expenses of any separate counsel retained by Key Employees in connection with negotiating employment agreements with Acquiror for the period following Closing, to the extent paid or payable, or reimbursed or reimbursable, by the Company); (ii) any fees and expenses associated with obtaining necessary waivers, consents, or approvals of any Governmental Authority or third parties on behalf of the Company in connection with the transactions contemplated hereby; (iii) any fees or expenses associated with obtaining the release and termination of any Encumbrances in connection with the transactions contemplated hereby; (iv) any termination, pre-payment, balloon or similar fees or expenses associated with the payoff of Indebtedness in connection with the transactions contemplated hereby; (v) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby; (vi) any change of control payments, bonuses, severance, termination, or retention obligations or similar amounts payable in the future or due by the Company in connection with the transactions contemplated hereby other than those referred to in clause (vii), and any Taxes payable in connection therewith; (vii) the aggregate amount of the Cash Change of Control Payments and any Taxes payable in connection with the Change of Control Payments; (viii) 50% of all costs and expenses payable to the R&W Insurer related to binding and entering into the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions and other fees and expenses of such policy; and (ix) 50% of all costs and expenses payable to the Escrow Agent in connection with the transactions contemplated by the Escrow Agreement. For the avoidance of doubt, Transaction Expenses shall exclude any amounts relating to or included in Cash, Net Working Capital, Indebtedness or the Deferred Revenue Adjustment to the extent such amounts are reflected in the calculation of the Closing Merger Consideration (as adjusted pursuant to Section 3.5), to avoid any double-counting with any other adjustments.

“Treasury Regulations” shall mean the regulations of the United States Treasury Department pertaining to the Code, as amended, and any successor provision(s).

“WARN Act” means the Worker Adjustment and Retraining Notification Act.

“Warrants” means the outstanding warrants to purchase 90,000 shares of Series C Preferred Stock held by Silicon Valley Bank.

“Websites” means all Internet websites, including content, text, graphics, images, audio, video, data, databases, Software and related items included on or used in the operation of and maintenance thereof, and all documentation, ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, subscriber data, archives, and server and traffic logs and all other tangible embodiments related to any of the foregoing.

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds $(1,541,605).

“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital is less than $(2,758,440).

Section 1.2    Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

Acquiror	Preamble
Acquiror Group	11.19(b)
Acquiror Indemnified Party	9.2
Acquiror Permits	5.8(b)
Acquiror Plan	6.12(a)
Acquiror Prepared Tax Return	7.1
Acquiror SEC Documents	5.5(a)
Acquisition Proposal	6.3
Agreement	Preamble
Applicable Accounting Principles	3.4
Associated Rights	11.19(b)
Balance Sheet	4.6(b)
Cancelled Shares	2.6(b)
CERCLA	4.16(c)(ii)
Certificate of Merger	3.1(b)
Claim Notice	9.4(a)
Closing	3.1(a)
Closing Balance Sheet	3.5(a)(i)
Closing Cash	3.5(a)(ii)
Closing Date	3.1(a)
Closing Indebtedness	3.5(a)(ii)
Closing Net Working Capital	3.5(a)(ii)
Closing Transaction Expenses	3.5(a)(ii)
Communications	11.19(b)
Company	Preamble
Company Annual Financial Statements	4.6(a)
Company Employees	6.12(a)

Definition	Location

Company Registered IP	4.14(e)
Confidentiality Agreement	6.6
Debt Payoff Letter	8.3(g)
DGCL	Recitals
Direct Claim	9.4(c)
Disclosure Schedules	Article IV
Dissenting Shares	2.6(e)(i)
Effective Time	3.1(b)
Effectiveness Period	6.11(a)
Environmental Laws	4.16(c)(i)
ERISA	4.10(a)
Estimated Cash	3.4
Estimated Indebtedness	3.4(a)(ii)
Estimated Net Working Capital	3.4(a)(ii)
Estimated Transaction Expenses	3.4(a)(ii)
Final Closing Statement	3.5(a)
Final Pre-Closing Tax Return	7.1
Final Release Date	9.6(c)
First Release Date	9.6(b)
Government Contract	4.17(a)(v)
Hazardous Substances	4.16(c)(ii)
Indemnified Employees	6.13(a)
Indemnified Party	9.4(a)
Indemnifying Party	9.4(a)
Independent Accounting Firm	3.5(c)
Information Statement	6.4(b)
Interim Financial Statements	4.6(a)
IRS	4.10(b)
Letter of Transmittal	3.2(a)(i)
Losses	9.2
Major Customer	4.21(a)
Major Supplier	4.21(b)
Majority Holders	3.6(c)
Material Contracts	4.17(a)
Merger	Recitals
MNPI	6.11(b)
Multiemployer Plan	4.10(c)
Multiple Employer Plan	4.10(c)
Notice of Disagreement	3.5(b)
PC	11.19(a)
PCI DSS	4.20(e)
Permits	4.8(c)
Personal Information	4.20(a)
Plans	4.10(a)
Pre-Closing Period	6.1

Definition	Location

Preliminary Closing Balance Sheet	3.4(a)(i)
Preliminary Closing Statement	3.4(a)
Privacy Laws	4.20(a)
Registration Statement	6.11(a)
Release	4.16(c)(iii)
Required Consents	6.7(b)
Requisite Stockholder Approvals	Recitals
Stockholder Consent	Recitals
Stockholder Indemnified Party	9.3
Stockholder Representative	3.6(a)
Sub	Preamble
Surviving Corporation	2.1
Tail Policy	6.13(a)
Tax Proceeding	7.3
Third Party Claim	9.4(a)
Transaction Expenses Payoff Instructions	8.3(h)
Transfer Taxes	7.4

ARTICLE II

THE MERGER

Section 2.1    The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the DGCL, Sub shall be merged with and into the Company pursuant to which (a) the separate corporate existence of Sub shall cease, (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned Subsidiary of Acquiror and (c) all of the properties, rights, privileges, powers and franchises of the Company will vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of the Company will become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 2.2    Effects of the Merger. The Merger shall have the effects provided for in this Agreement and in the applicable provisions of the DGCL.

Section 2.3    Certificate of Incorporation and Bylaws.

(a)        At the Effective Time, the Company Charter shall be amended so that it reads in its entirety as set forth in Exhibit C hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b)        At the Effective Time, and without any further action on the part of the Company and Sub, the bylaws of the Company shall be amended so that they read in their entirety as set forth in Exhibit D hereto, and, as so amended, shall be the bylaws of the Surviving

Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 2.4    Directors; Officers. From and after the Effective Time, (a) the directors of Sub serving immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be and (b) the officers of Sub serving immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.5    Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.6    Conversion of Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Acquiror, Sub, the Company or any Stockholder:

(a)        Capital Stock of Sub. Each share of common stock, par value $0.0001 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b)        Company Capital Stock Owned by Acquiror, Sub or the Company. Each share of Company Capital Stock owned, directly or indirectly, by Acquiror, Sub or the Company immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor (the shares of Company Capital Stock described in Section 2.6(b), the “Cancelled Shares).

(c)        Series E Preferred Stock. The shares of Series E Preferred Stock (other than Cancelled Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Aggregate Series E Liquidation Preference, which will be paid in cash and Acquiror Shares valued at the Closing Acquiror Share Value, without interest, to be allocated to the holders of Series E Preferred Stock in accordance with the Company Charter.

(d)        Series D Preferred Stock. Each share of Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) shall be converted into the right to receive the Per Series D Share Merger Consideration, which will be paid in cash and Acquiror Shares valued at the Closing Acquiror Share Value, without interest.

(e)        Series C-1 Preferred Stock. Each share of Series C-1 Preferred Stock issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(f)        Series C Preferred Stock. Each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(g)    Series A Preferred Stock. Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(h)        Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(i)        Dissenting Shares.

  (i)      Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock (other than Cancelled Shares) issued and outstanding immediately prior to the Effective Time that are (A) eligible to exercise appraisal rights under the DGCL and (B) held by a Stockholder who has (1) not voted in favor of the Merger or consented thereto in writing, (2) properly demanded appraisal rights for such shares of Company Capital Stock in accordance with Section 262(a) of the DGCL and (3) not effectively withdrawn or lost such appraisal rights (collectively, “Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the consideration for the Company Capital Stock set forth in this Section 2.6, if any, and such Stockholder shall be entitled only to such rights as may be granted to such Stockholder in Section 262 of the DGCL.

  (ii)      Notwithstanding Section 2.6(i)(i), if any such Stockholder fails to perfect or withdraws or loses his, her or its right to appraisal under the DGCL, then, as of the later of the Effective Time or the occurrence of such event, such Stockholder’s Dissenting Shares shall automatically be converted into and represent only the right to receive the consideration for those shares of Company Capital Stock of the applicable class set forth in this Section 2.6, if any, without interest, in accordance with and at the time specified therein, and if applicable, only after surrender of the certificate representing such shares of Company Capital Stock and delivery of a Letter of Transmittal in accordance with Section 3.2.

(iii)      The Company shall (A) comply with the requirements of Section 262 of the DGCL, (B) give Acquiror prompt notice of any demands received by the Company for appraisal of any shares of Company Capital Stock, attempted written withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating to Stockholders’ rights to appraisal with respect to the Merger and (C) give Acquiror the reasonable opportunity to participate in all negotiations and proceedings with respect to any exercise of such appraisal rights under the DGCL. The Company shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to any demands for payment of fair value for any Company Capital Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 2.7    Treatment of Options, Warrants and Restricted Stock.

(a)        Options. At the Effective Time, each Option shall be cancelled without consideration and shall be of no further force or effect.

(b)        Warrants. At the Effective Time, each Warrant shall be terminated without consideration and shall be of no further force or effect.

(c)        Restricted Stock. At the Effective Time, each share of Restricted Stock shall be cancelled without consideration and shall be of no further force or effect.

(d)        Company Actions. Prior to the Effective Time, the Company shall take all corporate and other actions necessary to effectuate the treatment of Options, Warrants and Restricted Stock contemplated by this Section 2.7, and to ensure that no holder of Options, Warrants or Restricted Stock, nor any other participant in any Equity Plan, shall, from and after the Effective Time, have any right thereunder to acquire any Equity Participations of the Company, the Surviving Corporation or Acquiror, or any of their respective Subsidiaries, or to receive any payment or benefit with respect to any award previously granted under any Equity Plan, except as provided in this Section 2.7.

ARTICLE III

CLOSING; PAYMENT OF CONSIDERATION

Section 3.1    Closing; Effective Time.

(a)        The closing of the Merger (the “Closing”) shall take place remotely via the exchange of documents and signatures, on the first Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VIII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or on such other date as the parties mutually may agree in writing (the “Closing Date” ). The Closing shall be effective as of 12:01 a.m., New York City time, on the Closing Date.

(b)        Simultaneously with the making of the payments required by Section 3.3(a)(i), the parties shall cause a certificate of merger in the form attached as Exhibit E hereto to be executed and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the parties shall agree and as shall be specified in the Certificate of Merger. The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

Section 3.2    Exchange of Shares of Company Capital Stock.

(a)        Surrender and Exchange Procedures.

(i)        Prior to the Effective Time, each Consideration Stockholder shall deliver to Acquiror (A) a letter of transmittal substantially in the form attached as Exhibit F hereto (a “Letter of Transmittal”) and (B) the certificate(s) representing all shares of Company Capital Stock held by such Consideration Stockholder. The payment of the applicable Per Share Closing Payment in respect of the shares of Company Capital Stock formerly represented by such certificate(s) pursuant to Section 3.3 is conditioned upon (1) the execution and delivery of such Letter of Transmittal to Acquiror, (2) the delivery of such certificates to Acquiror, and (3) the delivery to Acquiror of a properly completed and duly executed IRS Form W-9 or applicable IRS Form W-8 (or suitable substitute form) establishing an exemption from backup withholding. Upon the Effective Time and the payment to each Consideration Stockholder, pursuant to Section 3.3, of the applicable Per Share Closing Payment payable in respect of the shares of Company Capital Stock formerly represented by the certificate(s) surrendered, without interest, if any, and the certificate(s) so surrendered shall forthwith be cancelled. If any payment of any portion of the applicable Per Share Closing Payment is to be made to a Person other than the Person in whose name such certificate(s) is registered, it shall be a condition of payment that the certificate(s) so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer, that the signatures on such certificate(s) or any related stock power shall be properly guaranteed and that the Person requesting such consideration shall have established to the satisfaction of Acquiror that any transfer Taxes required by reason of such payment to a Person other than the registered holder of such certificate have been paid or are not applicable. From and after the Effective Time, any certificate formerly representing shares of Company Capital Stock (other than certificates representing Cancelled Shares or Dissenting Shares) shall be deemed to represent only the right to receive the portion of the Merger Consideration, if any, payable with respect thereto, without interest, as contemplated herein.

(b)        Transfer Books; No Further Ownership Rights. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the shares of Company Capital Stock on the records of the Company. From and after the Effective Time, the holders of certificates formerly evidencing ownership of the shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law. After the Effective Time, the Surviving Corporation or Acquiror shall cancel any presented certificate representing shares of Company Capital Stock outstanding immediately prior to the Effective Time.

(c)        Lost, Stolen or Destroyed Certificates. In the event any certificate(s) which formerly represented shares of Company Capital Stock shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the Consideration

Stockholder thereof in form reasonably satisfactory to Acquiror, Acquiror shall deliver to such Consideration Stockholder the applicable Per Share Closing Payment as provided in Section 3.2(a); provided, however, that Acquiror may, in its sole discretion and as a condition precedent to delivering the applicable Per Share Closing Payment, require the owner of such lost, stolen or destroyed certificate(s) to deliver an agreement of indemnification in form and substance reasonably satisfactory to Acquiror and a bond in such sum as Acquiror may reasonably direct, as indemnity against any claim that may be made against Acquiror or the Surviving Corporation with respect to the certificate(s) alleged to have been lost, stolen or destroyed.

(d)      Withholding Rights. Each of Acquiror, the Surviving Corporation and the Escrow Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement or any Ancillary Agreement such amounts as may be required to be deducted and withheld with respect to such consideration under the Code or any other applicable Law. If Acquiror, the Surviving Corporation or the Escrow Agent determines that withholding is required on any consideration paid by it, then Acquiror, the Surviving Corporation or the Escrow Agent, as applicable, shall make reasonable efforts to give notice to the Stockholder Representative at least five Business Days in advance of the payment of such consideration of such intent to withhold and the amount of such withholding. Acquiror, the Surviving Corporation and the Escrow Agent shall cooperate with the Stockholder Representative to the extent reasonable in efforts by the Stockholder Representative to obtain reduction of or relief from such deduction or withholding. To the extent that consideration is so withheld by Acquiror, the Surviving Corporation or the Escrow Agent and paid over to the applicable Governmental Authority, such withheld consideration shall be treated for all purposes of this Agreement and the Ancillary Agreements as having been paid to the Stockholders to whom such amounts would otherwise have been paid.

(e)      Restrictive Legend. All certificates evidencing Acquiror Shares included in the Merger Consideration (including all certificates evidencing Acquiror Shares included in the Escrow Fund) shall bear the following legend on their face:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) NOR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED PURSUANT TO A VALID EXEMPTION THEREFROM UNDER THE SECURITIES ACT.”

Section 3.3    Other Closing Payments.

(a)        Cash Consideration. As part of the Merger Consideration, concurrently with the Effective Time but subject to compliance by the Consideration Stockholders with Sections 3.2(a) and (c), Acquiror shall:

(i)      pay to each Consideration Stockholder the portion of the Cash Consideration that is part of such Consideration Stockholder’s Per Share Closing Payment;

(ii)      deposit with the Escrow Agent, for deposit into the Escrow Fund, an amount in cash equal to 50% of the Escrow Amount;

(iii)      pay, on behalf of the Company, the amount payable to each counterparty or holder of Payoff Indebtedness in order to fully discharge such Payoff Indebtedness and terminate all applicable obligations and liabilities of the Company and any of its Affiliates related thereto, as specified in the Debt Payoff Letters and in accordance with this Agreement;

(iv)      pay to the Stockholder Representative, the Stockholder Representative Fund; and

(v)      pay, on behalf of the Company, the amount payable to each Person who is owed a portion of the Estimated Transaction Expenses (other than as set forth in Section 3.3(c)), as specified in the Transaction Expenses Payoff Instructions and in accordance with this Agreement.

All payments of cash hereunder (including pursuant to Section 3.5(e)) shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by the payee at least two Business Days prior to the anticipated Closing Date.

(b)        Non-Cash Consideration. As part of the Merger Consideration, concurrently with the Effective Time but subject to compliance by the Consideration Stockholders with Sections 3.2(a) and (c), Acquiror shall:

(i)      issue and deliver to each Consideration Stockholder that number of Acquiror Shares (valued at the Closing Acquiror Share Value) included in such Consideration Stockholder’s Per Share Closing Payment;

(ii)      issue and deliver to each Change of Control Recipient that number of Acquiror Shares (valued at the Closing Acquiror Share Value) equal to (x) such Change of Control Recipient’s Share Change of Control Payment, minus (y) the amount of any applicable withholding taxes attributable to the amount set forth in clause (x); and

(iii)      deposit with the Escrow Agent, for deposit into the Escrow Fund, that number of Acquiror Shares (valued at the Closing Acquiror Share Value) equal to 50% of the Escrow Amount.

(c)        Cash Change of Control Payments. Concurrently with the Effective Time, Acquiror will deposit with the Company sufficient funds for the Company to pay through payroll, to the Change of Control Recipients, the Cash Change of Control Payments (less any applicable withholding Taxes applicable to the entire amount of the Change of Control Payments).

Section 3.4    Closing Estimates.

(a)        At least two Business Days prior to the anticipated Closing Date (or if the parties do not have two Business Days’ notice that the Closing is required to occur pursuant to Section 3.1(a), such later time as is as soon as possible prior to the Closing Date), the Company shall prepare, or cause to be prepared, and deliver to Acquiror a written statement (the “Preliminary Closing Statement”), which shall include and set forth:

(i)      a balance sheet of the Company as of immediately prior to the Closing showing the components of Net Working Capital (the “Preliminary Closing Balance Sheet”);

(ii)      a good-faith estimate of (A) Net Working Capital based on the Preliminary Closing Balance Sheet (the “Estimated Net Working Capital”), (B) Indebtedness (the “Estimated Indebtedness”), (C) Cash (the “Estimated Cash”) and (D) all Transaction Expenses that are accrued or due and remain unpaid (the “Estimated Transaction Expenses”) (with each of Estimated Net Working Capital, Estimated Cash, Estimated Indebtedness and Estimated Transaction Expenses projected as of immediately prior to the Closing and, except for Estimated Transaction Expenses, without giving effect to the transactions contemplated herein); and

(iii)      on the basis of the foregoing, a calculation of the value of the Cash Consideration, Stock Consideration and Closing Merger Consideration.

(b)        Estimated Net Working Capital, Estimated Indebtedness and Estimated Cash shall be calculated in accordance with GAAP applied on a basis consistent with the preparation of the Balance Sheet, as modified by the principles, practices and methodologies set forth on Exhibit G (the accounting principles as described in this sentence, the “Applicable Accounting Principles”). All other items required to be included in the Preliminary Closing Statement will be calculated in accordance with the terms of this Agreement and the Company Charter.

Section 3.5    Post-Closing Adjustment of Merger Consideration.

(a)        Within 60 days after the Closing Date, the Surviving Corporation shall prepare and deliver to the Stockholder Representative a written statement (the “Final Closing Statement”), which shall include and set forth:

(i)      a balance sheet of the Company as of immediately prior to the Closing showing the components of Net Working Capital (the “Closing Balance Sheet”); and

(ii)      a calculation of the actual (A) Net Working Capital (the “Closing Net Working Capital”), (B) Indebtedness (the “Closing Indebtedness”), (C) Cash (the “Closing Cash”), and (D) Transaction Expenses (the “Closing Transaction Expenses”) (with each of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses determined as of immediately prior to the Closing and, except for Closing Transaction Expenses, without giving effect to the transactions contemplated herein). Closing Net Working Capital, Closing Indebtedness and Closing Cash shall be calculated in accordance with the Applicable Accounting Principles.

(b)        The Final Closing Statement shall become final and binding on the 45th day following delivery thereof, unless prior to the end of such period, the Stockholder Representative delivers to Acquiror written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, as set forth in the Final Closing Statement. The Stockholder Representative shall be deemed to have agreed with all items and amounts of Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 3.5(c). Any Notice of Disagreement may reference only disagreements based on mathematical errors or based on Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses as reflected on the Final Closing Statement not being calculated in accordance with the Applicable Accounting Principles or the provisions of this Agreement.

(c)        During the 30-day period following delivery of a Notice of Disagreement by the Stockholder Representative to Acquiror, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses as specified therein. Any disputed items resolved in writing between the Stockholder Representative and Acquiror within such 30-day period shall be final and binding with respect to such items, and if the Stockholder Representative and Acquiror agree in writing on the resolution of each disputed item specified by the Stockholder Representative in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, the amounts so determined shall be final and binding on the parties for all purposes hereunder and shall not be subject to appeal or further review. If the Stockholder Representative and Acquiror have not resolved all such differences by the end of such 30-day period, the Stockholder Representative and Acquiror shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, which determination shall be final and binding on the parties for all purposes hereunder. The Independent Accounting Firm shall consider only those items and amounts in the Stockholder Representative’s and Acquiror’s respective calculations of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses that are identified as being items and amounts to which the Stockholder Representative and Acquiror have been unable to agree. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm shall be such independent public accounting firm as shall be agreed in writing by the Stockholder Representative and Acquiror. The Stockholder Representative and Acquiror shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it as promptly as practicable, and in any event within 30 days following the submission thereof. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 11.9. In acting under this Agreement, the

Independent Accounting Firm will be entitled to the powers, privileges and immunities of an arbitrator.

(d)        The costs of any dispute resolution pursuant to Section 3.5(c), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Stockholder Representative and Acquiror in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(e)        The value of the Closing Merger Consideration shall be adjusted, upwards or downwards, as follows:

(i)      If the Net Adjustment Amount is positive, the value of the Closing Merger Consideration shall be adjusted upwards in an amount equal to the Net Adjustment Amount. In such event, Acquiror shall pay the Net Adjustment Amount (which will consist 50% of Acquiror Shares valued at the Closing Acquiror Share Value and 50% of cash) to the Consideration Stockholders in accordance with Section 2.6, first to the holders of Series E Preferred Stock to the extent that the consideration set forth in Section 2.6(c) has not been paid in full, then to the holder of Series D Preferred Stock; provided, that in no event will the Net Adjustment Amount exceed the Escrow Amount.

(ii)      If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (ii) shall be deemed to be equal to the absolute value of such amount), the value of the Closing Merger Consideration shall be adjusted downwards in an amount equal to the Net Adjustment Amount. In such event, Acquiror and the Stockholder Representative shall deliver joint written instructions to the Escrow Agent, directing the Escrow Agent to release to Acquiror from the Escrow Fund, an amount equal to the Net Adjustment Amount (which will consist 50% of Acquiror Shares (valued at the Closing Acquiror Share Value) and 50% of cash); provided, that in no event will the Net Adjustment Amount exceed the Escrow Amount.

Section 3.6      Stockholder Representative.

(a)        By the approval of this Agreement pursuant to the DGCL, the Stockholder Consent and the Letters of Transmittal, the Stockholders irrevocably appoint and constitute West Victory Stockholder Representative, LLC as agent, proxy and attorney-in-fact, with full power of substitution, to act on behalf of the Stockholders for certain limited purposes, as specified herein (the “Stockholder Representative”), including the full power and authority to act on the Stockholders’ behalf as provided in Section 3.6(b). The Stockholders, by approving this Agreement, further agree that such agency, proxy and attorney-in-fact are coupled with an interest, are therefore irrevocable without the consent of the Stockholder Representative, except as provided in Section 3.6(c), and shall be binding upon the successors, heirs, executors, administers and legal representatives of each Stockholder and shall not be affected by, and shall survive, the death, incapacity, bankruptcy, dissolution or liquidation of any Stockholder. All decisions, actions, consents and instructions by the Stockholder Representative shall be binding upon all of the Stockholders, and no Stockholder shall have the right to object to, dissent from, protest or otherwise contest any such decision, action, consent or instruction. Acquiror and Sub shall be entitled to rely on any decision, action, consent or instruction of the Stockholder Representative as being the decision, action, consent or instruction of the Stockholders, and Acquiror and Sub are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction.

(b)      The Stockholder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement. Without limiting the generality of the foregoing, the Stockholder Representative shall have full power, authority and discretion to (i) consummate the transactions contemplated under this Agreement and the Ancillary Agreements (including pursuant to Section 3.5 hereof); (ii) negotiate disputes arising under, or relating to, this Agreement and the Ancillary Agreements (including pursuant to Section 3.5 and Article IX hereof); (iii) receive and disburse to the Stockholders any funds received on behalf of the Stockholders under this Agreement (including pursuant to Section 3.5 and Article IX hereof); (iv) withhold any amounts received on behalf of the Stockholders under this Agreement or otherwise to satisfy any and all obligations or liabilities incurred by the Stockholders or the Stockholder Representative in the performance of their duties hereunder (including pursuant to Section 3.5 and Article IX hereof); (v) execute and deliver any amendment or waiver to this Agreement and the Ancillary Agreements (without the prior approval of the Stockholders); (vi) representing the Stockholders in connection with matters under Article IX hereof; and (vii) to take all other actions to be taken by or on behalf of the Stockholders in connection with this Agreement (including pursuant to Section 3.5 and Article IX hereof) and the Ancillary Agreements. The Stockholder Representative shall have no duties or obligations hereunder, including any fiduciary duties, except those set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement.

(c)      The Stockholder Representative may resign at any time, and may be removed, after the Closing, for any reason or no reason by the vote or written consent of a majority of the Stockholders as of the Effective Time (the “Majority Holders”), with the prior consent of Acquiror, not to be unreasonably withheld. In the event of the death, incapacity, resignation or removal of the Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders, with the prior consent of Acquiror, not to be unreasonably withheld. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Acquiror and, after the Effective Time, to the Surviving Corporation, such appointment to be effective upon the later of the date indicated in such consent or the date such consent is received by Acquiror and, after the Effective Time, the Surviving Corporation; provided, that until such notice is received, Acquiror, Sub and the Surviving Corporation, as applicable, shall be entitled to rely on the decisions, actions, consents and instructions of the prior Stockholder Representative as described in Section 3.6(a).

(d)      All out-of-pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) reasonably incurred by the Stockholder

Representative in performing any actions under this Agreement or the Ancillary Agreements will be paid out of the Stockholder Representative Fund from time to time, as and when such fees and expenses are incurred. To the extent the Stockholder Representative Fund is insufficient to cover such fees and expenses the Stockholder Representative shall be entitled to reimbursement by the Consideration Stockholders, for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Stockholder Representative in such capacity. For the avoidance of doubt, neither Acquiror nor the Company shall have any monetary obligation or liability to the Stockholder Representative. If any balance of the Stockholder Representative Fund remains undisbursed at such time as all disputes, claims and other matters relating to the transactions contemplated by this Agreement and the Ancillary Agreements have been finally resolved, then the Stockholder Representative will distribute to each Consideration Stockholder, by wire transfer of immediately available funds to an account designated by each Consideration Stockholder, such Consideration Stockholder’s Pro Rata Portion of such remaining balance of the Stockholder Representative Fund.

(e)      By the approval of this Agreement pursuant to the DGCL, the Stockholder Consent and the Letters of Transmittal, each Consideration Stockholder hereby, jointly and severally, agrees to indemnify and hold harmless the Stockholder Representative and its partners, managers, officers, agents and other representatives from and against any losses, liabilities, expenses (including reasonable attorneys’ fees), judgments, fines and amounts incurred by such Persons arising out of actions taken or omitted to be taken in the Stockholder Representative’s capacity as the Stockholder Representative (except for those arising out of the Stockholder Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims.

(f)      The Stockholder Representative shall incur no responsibility whatsoever to any Stockholder by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or any such other agreement, instrument or document, excepting only responsibility for any failure to act in accordance with the written, if any, directives of the Majority Holders.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Company hereby represents and warrants to Acquiror and Sub as follows:

Section 4.1      Organization and Qualification.

(a)        The Company is (i) a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of the State of Delaware, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b)      The Company has heretofore furnished to Acquiror a complete and correct copy of the Company Charter and bylaws, each as amended to date, of the Company. Such Company Charter and bylaws are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter or its bylaws. The transfer books and minute books of the Company that have been made available for inspection by Acquiror prior to the date hereof are true and complete.

Section 4.2      Authority.

(a)        The Company has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party and, subject to receipt of the Requisite Stockholder Approvals (which the Company acknowledges is to occur by execution of the Stockholder Consent as promptly as practicable following the execution and delivery of this Agreement), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Company will be a party will have been, duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Company will be a party will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)        The Board of Directors of the Company, acting by written consent in accordance with Section 141 of the DGCL and the Company Charter and bylaws, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the Stockholders for adoption and approval and (iv) resolving to recommend that the Stockholders vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c)         Except for the Requisite Stockholder Approvals, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby and thereby. The Stockholder Consent provides that it will be irrevocable upon delivery. The Requisite Stockholder Approvals are the only vote of the holders of any securities of the Company necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby, and the execution of the Stockholder Consent as described in Paragraph C of the Recitals will constitute such approval.

Section 4.3      No Conflict; Required Filings and Consents.

(a)        The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)      conflict with or violate the Company Charter or the bylaws of the Company;

(ii)      conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected; or

(iii)      result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Company under, or result in the creation of any Encumbrance on any property, asset or right of the Company pursuant to, any Material Contract to which the Company is a party or by which the Company or any of its properties, assets or rights are bound or affected.

(b)        The Company is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Company, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

(c)        No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law is, or at the Effective Time will be, applicable to the transactions contemplated by this Agreement.

Section 4.4    Capitalization.

(a)        The Company has authorized 99,581,560 shares of Company Common Stock, of which (i) 19,690,935 shares are issued and outstanding (of which 6,095,938 are shares of Restricted Stock), (ii) 3,023,358 shares are available for issuance pursuant to the Equity Plans, (iii) 2,943,121 shares are issuable upon exercise of outstanding Options, (iv) 16,844,000 shares are issuable upon conversion of the Series A Preferred Stock, (v) 17,505,760 shares are issuable upon the conversion of the Series C Preferred Stock (assuming the exercise of the Warrants), (vi)

3,603,604 shares are issuable upon the conversion of the Series C-1 Preferred Stock, (vii) 12,722,954 shares are issuable upon the conversion of the Series D Preferred Stock and (viii) 19,776,714.72 shares are issuable upon the conversion of the Series E Preferred Stock.

(b)      The Company has authorized 68,392,060 shares of Preferred Stock. Of the shares of Preferred Stock authorized, (i) 16,884,000 shares are designated as Series A Preferred Stock, of which 16,884,000 shares are issued and outstanding, (ii) 2,800,000 shares are designated as Series B-3 Preferred Stock, of which zero shares are issued and outstanding, (iii) 13,309,175 shares are designated as Series C Preferred Stock, of which 13,219,174 shares are issued and outstanding, (iv) 2,739,726 shares are designated as Series C-1 Preferred Stock, of which 2,739,726 shares are issued and outstanding, (v) 12,722,954 shares are designated as Series D Preferred Stock, of which 12,722,954 shares are issued and outstanding and (vi) 19,936,205 shares are designated as Series E Preferred Stock, of which 19,776,714.72 shares are issued and outstanding.

(c)      Schedule 4.4(c) of the Disclosure Schedules sets forth a complete and accurate list of all record and beneficial owners of the issued and outstanding Company Capital Stock, indicating the respective number, class and series of shares of Company Capital Stock held.

(d)      Schedule 4.4(d) of the Disclosure Schedules sets forth (i) each outstanding Option, the number of shares of Company Common Stock subject thereto, the grant date, the expiration date, the exercise price, the vesting schedule thereof, the name of the holder thereof, (ii) each outstanding Restricted Stock award, the number of shares of Company Common Stock subject thereto, the grant date, the vesting schedule thereof and (iii) each outstanding Warrant, the grant date, the expiration date, the exercise price, the vesting schedule thereof, and the class, series and number of shares of Company Capital Stock issuable upon exercise thereof (assuming the full exercise of each Warrant). All of the shares of Company Common Stock that may be issued upon conversion of the Preferred Stock, exercise of outstanding Company Options or Warrants, or underlying Restricted Stock will be (when and if issued), duly authorized, validly issued, fully paid and nonassessable.

(e)      Except for the Company Capital Stock and except as set forth in Schedule 4.4(c) or Schedule 4.4(d) of the Disclosure Schedules, the Company has not issued or agreed to issue any Equity Participation. Each outstanding share of Company Capital Stock or other equity or ownership interest of the Company is duly authorized, validly issued, fully paid and nonassessable. All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by the Company in compliance with all applicable federal and state securities laws. Except as set forth in Schedule 4.4(c) or Schedule 4.4(d) of the Disclosure Schedules and except for rights granted to Acquiror and Sub under this Agreement, there are no outstanding obligations of the Company to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company. No shares of capital stock or other equity or ownership interests of the Company have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the Company Charter or the bylaws or equivalent organizational documents of the Company or any Contract to which the Company is a party or by which the Company is bound.

(f)      Each Option and each Restricted Stock award was granted under an Equity Plan. All Options, Restricted Stock awards and Warrants are evidenced by stock option agreements, restricted stock award agreements and warrant agreements, respectively, in the forms delivered or made available by the Company to Acquiror, other than differences with respect to the number of shares covered thereby, the exercise price, regular vesting schedule (if any) and expiration date applicable thereto and, except for such differences, no stock option agreement or restricted stock award agreement contains material terms that are inconsistent with, or in addition to, such forms. Each grant of Options was duly authorized no later than the date on which the grant of such Option was by its terms to be effective by all necessary corporate action. Each such grant was made in accordance with the terms of the applicable Equity Plan and all other applicable Laws. Each Option intended to qualify as an “incentive stock option” under Section 422 of the Code, if any, so qualifies. All Options, Restricted Stock awards and Warrants have been validly issued and properly approved by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof) in compliance with the terms of the Equity Plans (if applicable) and all applicable Laws and recorded on the Company Annual Financial Statements in accordance with GAAP. Each Option has been granted or issued at an exercise price equal to the fair market value of the underlying Company Common Stock at the date of grant or issuance, as determined in accordance with applicable Law. Each Option, Restricted Stock award and Warrant may, by its respective terms, be treated at the Effective Time as set forth in Section 2.7.

Section 4.5    Equity Interests. The Company does not directly or indirectly own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, does not otherwise have any voting rights or the right to control the direction of, and is not under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person. The Company does not have any Subsidiaries. The Company is the only entity through which the Company’s business is conducted.

Section 4.6    Financial Statements; No Undisclosed Liabilities.

(a)        The Company has heretofore furnished to Acquiror true and complete copies of (i) the audited balance sheet of the Company as of December 31, 2016 and 2015, and the related audited statements of income, changes in stockholders’ equity and cash flows of the Company for the 12-month periods then ended, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors, (ii) a draft of the balance sheet of the Company as of December 31, 2017 and the related statements of income, changes in stockholders’ equity and cash flows of the Company for the 12-month periods then ended (the financial statements referred to in clauses (i) and (ii) collectively referred to as the “Company Annual Financial Statements”) and (iii) the unaudited balance sheet of the Company as of March 31, 2018, and the related unaudited statements of income, changes in stockholders’ equity and cash flows of the Company for the three-month period then ended, together with all related notes and schedules thereto (collectively referred to herein as the

“Interim Financial Statements”). Each of the Financial Statements (A) are, or will be when delivered, correct and complete in all material respects and have been prepared in accordance with the books and records of the Company; (B) have been, or will be when delivered, prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and with respect to the Interim Financial Statements, for the absence of notes; and (C) fairly present, or will fairly present when delivered, in all material respects, the financial position, results of operations and cash flows of the Company as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(b)      Except as and to the extent adequately accrued or reserved against in the audited balance sheet of the Company as of December 31, 2017 (such balance sheet, together with all related notes and schedules thereto, the “Balance Sheet”), the Company does not have any liability or obligation of any nature (whether known or unknown, accrued, absolute, contingent, liquidated or unliquidated, due or to become due, determined, determinable or otherwise, that is required by GAAP to be reflected in a balance sheet of the Company or disclosed in the notes thereto), except for (i) liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet, that are not, individually or in the aggregate, material to the Company and (ii) liabilities incurred in connection with this Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby. Except as set forth on Schedule 4.6(b) of the Disclosure Schedules, the Company does not have any outstanding Indebtedness.

(c)      The books of account and other accounting records of the Company (i) are accurate, complete, and correct in all material respects and (ii) the transactions reflected thereon represent actual, bona fide transactions. The Company has designed and maintains a system of adequate internal accounting controls.

(d)      All accounts receivable reflected on the Balance Sheet or on the accounting records of the Company as of the Closing Date represent or will represent bona fide and valid obligations arising from sales actually made or services actually performed. To the knowledge of the Company, there is (i) no contest, claim or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of any accounts receivable related to the amount or validity of such accounts receivable, and (ii) no bankruptcy, insolvency or similar proceedings have been commenced by or against any such obligor.

(e)      All accounts payable and notes payable by the Company to third parties have arisen in the ordinary course of business and no such account payable or note payable is delinquent more than 90 days in its payment.

Section 4.7    Absence of Certain Changes or Events. Since the date of the Balance Sheet, other than in connection with the transactions contemplated by this Agreement: (a) the Company has conducted its businesses only in the ordinary course consistent with past practice in all material respects; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; (c) the Company has not suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.1.

Section 4.8    Compliance with Law; Permits.

(a)        The Company is, and since January 1, 2013 has been, in compliance in all material respects with all Laws applicable to it or by which any of its properties or assets are bound. None of the Company or any of its executive officers has received, nor to the knowledge of the Company is there any basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that the Company is not in compliance in any material respect with any Law applicable to it or by which any of its properties or assets is bound.

(b)        Without limiting the foregoing clause (a):

(i)      since January 1, 2013, the Company (and, to the knowledge of the Company, any of its directors, executives, representatives, agents or employees on behalf of the Company) (A) has not used and is not using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) has not used and is not using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any employees of a foreign or domestic government-owned entity, (C) has not violated and is not violating any provision of the Foreign Corrupt Practices Act of 1977 or any other anticorruption Law applicable to the Company, (D) has not been and is not the subject of any pending or, to the knowledge of the Company, threatened investigation, inquiry or litigation, administrative or enforcement proceedings by any Governmental Authority regarding any violation or alleged violation of any provision of the Foreign Corrupt Practices Act of 1977 or any other anticorruption law applicable to the Company, and to the knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry, litigation or proceeding, (E) has not made, offered, authorized or promised any payment, rebate, payoff, influence payment, contribution, gift, bribe, rebate, kickback, or any other thing of value to any government official or employee, political party or official, or candidate, regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured in each case in violation of applicable Law, (F) has not established or maintained, or is not maintaining, any fund of corporate monies or other properties for the purpose of supplying finds for any of the purposes described in the foregoing clause (E) or (G) has not made any bribe, unlawful rebate, payoff, influence payment, kickback or other similar payment of any nature, in each case in violation of applicable Law; and

(ii)      neither the Company nor, to the knowledge of the Company, any of its directors, executives, representatives, agents or employees in connection with their activities on behalf of the Company, (A) is the target of any Sanctions Laws, (B) is located, organized or resident in a country or territory that is the target of any comprehensive, territory-wide Sanctions Laws, or (C) is engaged, directly or indirectly, in any dealings or transactions with any Person, assets or project targeted by, or located in any country or territory that is the target of, any Sanctions Laws.

(c)        The Company has all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for the Company to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Permits”). The Company is, and since January 1, 2013 has been, in compliance in all material respects with all such Permits. All Permits are in full force and effect, and no suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of the Company, threatened. The Company will continue to have the use and benefit of all Permits immediately following consummation of the transactions contemplated hereby. No Permit is held in the name of any employee, officer, director, stockholder, agent or other Person on behalf of the Company.

Section 4.9    Litigation. Except as set forth on Schedule 4.9 of the Disclosure Schedules, there is no Action pending or, to the knowledge of the Company, threatened against the Company, or any material property or asset of the Company, or any of the officers or directors of the Company in regards to their actions as such, nor, to the knowledge of the Company, is there any basis for any such Action. There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no (i) outstanding order, writ, judgment, injunction, decree, determination or award of any Governmental Authority relating to the Company, any of its properties or assets, any of its officers or directors (in their capacities as such), or the transactions contemplated by this Agreement or (ii) pending or, to the knowledge of the Company, threatened investigation by, any Governmental Authority relating to the Company, any of its properties or assets, any of its officers or directors (in their capacities as such), or the transactions contemplated by this Agreement or the Ancillary Agreements. To the knowledge of the Company, there is no Action pending or threatened against any past or current officer, director or other agent of the Company that has or is reasonably likely to result in any liability on the part of the Company, regardless of whether such liability is insured. There is no Action by the Company pending against any other Person.

Section 4.10    Employee Benefit Plans.

(a)        Schedule 4.10(a) sets forth a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, change in control or severance Contracts or agreements to which the Company is a party, with respect to which the Company has any obligation or liability or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company (collectively, the “Plans” ).

(b)        The Company has furnished to Acquiror with respect to each Plan (to the extent applicable thereto), a true and complete copy of (i) the current Plan document and all amendments thereto or, if such Plan is not in writing, a written description of the material terms thereof, (ii) each trust or other funding arrangement related to such Plan, (iii) the most recent summary plan description, and all summaries of material modifications related thereto, distributed to participants in such Plan, (iv) the most recently received Internal Revenue Service (“IRS” ) determination letter for such Plan, (v) the most recently prepared actuarial report and financial statement in connection with such Plan, (vi) the most recently filed Form 5500, and (vii) each other, if any, material document related to such Plan. The Company does not have any express or implied commitment (A) to create or cause to exist any other employee benefit plan, program or arrangement, (B) to enter into any Contract to provide compensation or benefits to any individual or (C) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by applicable Law.

(c)      None of the Plans referred to in Section 4.10(a) is a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan” ) or a single-employer plan within the meaning of Section 4001(a)(15) of ERISA for which the Company could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan” ). Except as set forth on Schedule 4.10(c) of the Disclosure Schedules, none of such Plans: (i) obligates the Company to pay separation, severance, termination or similar-type benefits (including solely or partially as a result of the transactions contemplated by this Agreement or the Ancillary Agreements); or (ii) obligates the Company to make any payment or provide any benefit as a result of the transactions contemplated by this Agreement or the Ancillary Agreements. None of such Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company, except (i) as required by applicable Law, including Section 4980B of the Code, (ii) coverage through the end of the month of retirement or other termination of employment or service, (iii) death benefits attributable to deaths occurring at or prior to retirement or other termination of employment or service, (iv) disability benefits attributable to disabilities occurring at or prior to retirement or other termination of employment or service, and (v) conversion rights for the Plans covered by (iii) or (iv). Each of the Plans is maintained in the United States and is subject only to the Laws of the United States or a political subdivision thereof.

(d)      Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. The Company has performed in all material respects all obligations required to be performed by it and is not in any respect in material default under or in material violation under any Plan, nor does the Company have any knowledge of any such material default or material violation by any other party to any Plan. Except as set forth on Schedule 4.10(d) of the Disclosure Schedules, no Action is pending or, to the knowledge of the Company, threatened with respect to any Plan, other than claims for benefits in the ordinary course.

(e)      Each Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS or utilizes and can rely on a prototype or volume submitter plan document that is the subject of a favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan. To the knowledge of the Company, nothing has occurred since the date of the most recent such determination, opinion or advisory letter (as applicable) from the IRS that would reasonably be expected to adversely affect the qualified status of any such Plan.

(f)        Except as would not reasonably be expected to result in a material liability to the Company, neither the Company nor, to the knowledge of the Company, any other Person has engaged in a nonexempt prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to any Plan. No Plan is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code; the Company has not incurred any liability under, arising out of or by operation of Title IV of ERISA (which liability has not been satisfied in full); and no fact or event exists that would reasonably be expected to give rise to any such liability.

(g)        Except as would not reasonably be expected to result in a material liability to the Company, all contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes. No such deduction has been challenged or disallowed by any Governmental Authority and, to the knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any such challenge or disallowance.

(h)        No Plan or any related trust or other funding medium thereunder is, to the knowledge of the Company, the subject of an audit, investigation or examination by any Governmental Authority.

(i)        The Company and its ERISA Affiliates do not maintain any Plan which is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601 of ERISA, Section 4980B(f) of the Code and the applicable provisions of the Health Insurance Portability and Accountability Act of 1986.

(j)        With respect to each Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), (i) such plan or arrangement has been operated since January 1, 2005 in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan or arrangement is subject to Section 409A of the Code and so as to avoid any tax or interest thereunder; (ii) the document or documents that evidence each such plan or arrangement have conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008; and (iii) as to any such plan or arrangement in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax or interest under Section 409A of the Code.

Section 4.11    Labor and Employment Matters.

(a)        The Company is not a party to any labor or collective bargaining Contract that pertains to employees of the Company. To the knowledge of the Company, there are no, and since January 1, 2013 there have been no, organizing activities or collective bargaining arrangements that could affect the Company pending or under discussion with any labor organization or group of employees of the Company. There is no, and since January 1, 2013 there has been no, labor strike, slowdown, work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting the Company. The Company has not breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract. There are no pending or, to the knowledge of the Company, threatened union grievances or union representation questions involving employees of the Company.

(b)      The Company is and since January 1, 2013 has been in compliance in all material respects with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors. The Company is not engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws. No unfair labor practice or labor charge or complaint is pending or, to the knowledge of the Company, threatened with respect to the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

(c)      The Company has paid in full to all its employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.

(d)      The Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. Neither of the Company nor any of its executive officers has received within the past five years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company and, to the knowledge of the Company, no such investigation is in progress.

(e)      There has not been, and the Company does not anticipate or have any reason to believe that there will be, any adverse change in relations with employees as a result of the announcement of the transactions contemplated by this Agreement. To the knowledge of the Company, no current employee or officer of the Company intends, or is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.

(f)      All employees working in the United States hired by the Company on or after November 7, 1986 are authorized for employment by the Company in the United States in accordance with the Immigration and Naturalization Act, as amended, and the regulations promulgated thereunder. Since January 1, 2013, no allegations of immigration-related unfair employment practices have been made with the Equal Employment Opportunity Commission or the Special Counsel for Immigration-Related Unfair Employment Practices. The Company has completed, or caused to be completed, and retained, or caused to be retained, in accordance with the Immigration and Naturalization Service regulations a Form I-9 for all employees working in the United States hired on or after November 7, 1986, except those employees whose employment terminated on or before June 1, 1987. None of the employees currently employed by the Company is authorized for employment in the United States pursuant to a nonimmigrant visa that authorizes the employee to be employed by the Company.

Section 4.12    Title to, Sufficiency and Condition of Assets.

(a)        The Company has good and valid title to or a valid leasehold interest in all of its material assets, including all of the assets reflected on the Balance Sheet or material assets acquired in the ordinary course of business since the date of the Balance Sheet, except those sold or otherwise disposed of for fair value since the date of the Balance Sheet in the ordinary course of business consistent with past practice. The assets owned or leased by the Company constitute, in all material respects, all of the assets necessary for the Company to carry on its business as currently conducted. None of the material assets owned or leased by the Company is subject to any Encumbrance, other than Permitted Encumbrances.

(b)        All material tangible assets owned or leased by the Company have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

This Section 4.12 does not relate to real property or interests in real property, such items being the subject of Section 4.13, or to Intellectual Property, such items being the subject of Section 4.14.

Section 4.13    Real Property.

(a)        The Company does not own any real property. Schedule 4.13(a) of the Disclosure Schedules sets forth a true and complete list of all Leased Real Property, the location of such real property, the name of the lessor or owner, and, if applicable, the date of the Contract pursuant to which the Company leases such real property and each amendment or other modification to each such Contract. To the knowledge of the Company, no parcel of Leased Real Property is subject to any governmental decree or order or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor has any such condemnation, expropriation or taking been proposed. The Company has good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company or, to the knowledge of the Company, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or, to the knowledge of the Company, any other party thereto. All leases of Leased Real Property shall remain valid and binding in accordance with their terms immediately following the Closing.

(b)        To the knowledge of the Company, there are no contractual or legal restrictions that preclude or restrict the ability to use any Leased Real Property by the Company for the current use of such real property. To the knowledge of the Company, there are no material latent defects or material adverse physical conditions affecting the Leased Real Property that would impact the Company’s use of the Leased Real Property. All structures and other buildings on the Leased Real Property are adequately maintained and are in reasonably good operating condition and repair for the requirements of the business of the Company as currently conducted.

Section 4.14    Intellectual Property.

(a)        Schedule 4.14(a) of the Disclosure Schedules sets forth a true and complete list of all registered Marks, Patents, registered Copyrights, including any pending applications to register any of the foregoing, and Software and domain names, owned (in whole or in part) by or exclusively licensed to the Company, identifying for each (other than domain names), if applicable, whether it is owned by or exclusively licensed to the Company, the owner(s), jurisdiction, expiration date, registration number and/or application number, and, with respect to each domain name, the registrar, registrant and expiration date.

(b)        No registered Mark identified on Schedule 4.14(a) of the Disclosure Schedules has been or is now involved in any opposition or cancellation proceeding and, to the knowledge of the Company, no such proceeding is or has been threatened with respect to any of such Marks. No Patent identified on Schedule 4.14(a) of the Disclosure Schedules has been or is now involved in any interference, reissue or reexamination proceeding and, to the knowledge of the Company, no such proceeding is or has been threatened with respect thereto any of such Patents.

(c)        The Company (i) exclusively owns and possesses, free and clear of any and all Encumbrances, other than Permitted Encumbrances or any non-exclusive license granted by the Company in the ordinary course of business, all right title and interest in and to the Intellectual Property identified on Schedule 4.14(a) of the Disclosure Schedules and all other Intellectual Property owned by the Company and (ii) has a valid license, pursuant to a written (including shrink-wrap or click-wrap) license agreement that remains in effect, to use all other Intellectual Property necessary for the Company to carry on its business as currently conducted. The Company has not received any written notice or claim challenging the Company’s ownership of any of the Intellectual Property owned (in whole or in part) by the Company, nor to the knowledge of the Company is there a reasonable basis for any claim that the Company does not so own any of such Intellectual Property.

(d)        The Company has taken reasonable steps to protect its rights in its Intellectual Property and at all times has maintained the confidentiality of all information that constitutes or constituted a Trade Secret of the Company, other than any Trade Secret that the Company has intentionally elected to no longer protect since January 1, 2013. All current and former employees and independent contractors of the Company and all consultants of the Company who have been retained by the Company to develop Intellectual Property for the Company have executed and delivered proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms. The Company has not disclosed any Trade Secrets to any Person other than pursuant to a written confidentiality agreement.

(e)        All registered Marks, issued Patents and registered Copyrights identified on Schedule 4.14(a) of the Disclosure Schedules (“Company Registered IP”) are subsisting and, to the knowledge of the Company, valid and enforceable, and the Company has not received any written notice or claim challenging the validity or enforceability of any Company Registered IP or alleging any misuse of such Company Registered IP (other than issues raised during the ex parte prosecution of any Company Registered IP). The Company has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications).

(f)      The development, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Company, and all of the other activities or operations of the Company, have not infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, and do not infringe upon, misappropriate, violate, dilute or constitute the unauthorized use of, any Intellectual Property of any third party, and the Company has not received any written notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor to the knowledge of the Company, is there a reasonable basis therefor. No Intellectual Property owned by or, to the knowledge of the Company, licensed to the Company is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by the Company. To the knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to the Company in a material manner.

(g)      Since January 1, 2013, the Company has not transferred ownership of, or granted any exclusive license with respect to, any material Intellectual Property. Upon the consummation of the Closing, Acquiror shall succeed to all of the material Intellectual Property rights necessary for the conduct of the Company’s business as it is currently conducted. No loss or expiration of any of the material Intellectual Property used by the Company in the conduct of its business is threatened, pending or reasonably foreseeable.

(h)      The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby, will not give rise to any right of any third party to terminate or re-price any of the Company’s rights or obligations under any agreement under which any right or license of or under Intellectual Property is granted to or by the Company.

(i)      All officers, management employees and technical and professional employees of the Company are under written obligation to the Company to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

(j)      The Company has not granted, directly or indirectly, any current or contingent rights, licenses or interests in, or otherwise provided to a third party, any source code of any Software owned by the Company, other than to consultants and contractors performing work on behalf of the Company who are bound by confidentiality obligations with respect to such source code. The Company has not disclosed or delivered to any escrow agent or any other Person any of the source code of any Software owned by the Company, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. The Company has in its possession, or has all necessary rights to obtain, the source code and all related technical and other information required to enable their appropriately skilled employees or those of a third party to maintain and support the Company’s proprietary Software.

(k)      Schedule 4.14(k) of the Disclosure Schedules lists all Open Source Software used by the Company in the conduct of its business, and: (i) identifies the license applicable thereto (including the specific version thereof under which such Open Source Software was licensed); (ii) states whether (and, if so, how) the Open Source Software was modified by or for the Company; and (iii) lists the Open Source Software that is integrated with or interacts with proprietary Software of the Company. None of the proprietary Software of the Company contains, incorporates, links, calls to or otherwise uses Open Source Software, in each case, in a manner that (A) obligates the Company to disclose, make available, offer or deliver any portion of the proprietary source code of such Software or component thereof to any third party, (B) otherwise affects the Company’s freedom of action with respect to the use or distribution of such proprietary Software, or (C)(1) obligates the Company to grant any licenses under any Patents in which it now or hereafter may have an interest (including any Open Source Software that is subject to version 3.1 of the GNU General Public License that results in a grant of a patent license under Section 11.1 thereof) or (2) requires the Company to permit third parties to reverse engineer or replace portions of Open Source Software, as required under the GNU Lesser General Public License. All use and distribution of any Open Source Software by the Company is in compliance in all material respects with all licenses applicable thereto, including all copyright notice and attribution requirements.

(l)      The proprietary Software of the Company does not contain any viruses, malicious code, trojan horse, worm, time bomb, self-help code, back door or other malicious Software code or routine that: (i) damages, destroys, or alters any Software or hardware; (ii) reveals, damages, destroys, or alters any data; (iii) disables any computer program automatically; or (iv) permits unauthorized access to, or viewing, manipulation, modification or other changes to, any Software or hardware.

(m)      The material Systems used by the Company are (i) sufficient for the existing needs of the Company and (ii) in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the business of the Company as currently conducted. The Company has commercially reasonable and appropriate security, back-ups and disaster recovery arrangements and hardware and computer Software support and maintenance arrangements in place that are designed to minimize the risk of a material error, breakdown, failure or security breach occurring, and to ensure if such an event does occur, that it does not cause a material disruption to its business. The Software used to operate the business of the Company is configured to minimize the effects of viruses and other malicious or disabling code, and to the knowledge of the Company, such Software does not contain any viruses or other malicious or disabling code. The Company has not suffered any error, breakdown, failure or security breach that has caused any material loss of data, material disruption or material damage to the Company’s operations, or that was reportable to any governmental authority or any affected individual.

(n)      No government funding, facilities or resources of a university, college, other educational institution or research center was used in the development of any Intellectual Property of the Company. To the knowledge of the Company, no employee of the Company who was involved in, or who contributed to, the creation or development of any Intellectual Property of the Company has performed services for the government, university, college, or other educational institution or research center with respect to technology or inventions related to such Intellectual Property during a period of time during which such employee was also performing services for the Company.

Section 4.15    Taxes.

(a)         The Company has timely filed all Tax Returns required to be filed by it with the appropriate Governmental Authority. All such Tax Returns are true, correct and complete in all material respects. All Taxes due and payable by the Company or for which the Company otherwise is liable, whether or not shown on any Tax Return as due and payable, have been timely paid except such Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in the Balance Sheet in accordance with GAAP.

(b)       The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(c)       The unpaid Taxes of the Company did not, as of the date of the Balance Sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet. Since the date of the Balance Sheet, except with respect to any employment Taxes arising in connection with the transactions contemplated by this Agreement, the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(d)       There are no pending Tax audits, examinations, inquiries or administrative or judicial proceedings with respect to any Taxes of the Company. The Company has not received from any foreign, federal, state, or local Governmental Authority (including jurisdictions where the Company has not filed Tax Returns) any written notice indicating an intent to open a Tax audit or other review. No deficiencies for any Taxes, which have not already been paid by the Company, have been proposed, asserted or assessed in writing by a Governmental Authority against or with respect to any Taxes due by or Tax Returns of the Company. There are no Liens for Taxes upon the assets of the Company, except for Liens for Taxes not yet due and payable or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in the Balance Sheet, in each case in accordance with GAAP. No asset of the Company is required to be treated for Tax purposes as being owned by any other Person.

(e)       No written claim has ever been made by any Governmental Authority in a jurisdiction in which the Company does not (or did not) file Tax Returns that the Company is or may be (or was) subject to taxation in that jurisdiction.

(f)       No waivers or extensions of statutes of limitations have been given to extend the time to assess any amount of Taxes against the Company and that are either in force or outstanding. The Company has not executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of the Company. The Company is not presently contesting any Tax applicable to it before any Governmental Authority.

(g)       The Company (i) is not and has never been included in any “consolidated”, “unitary”, or “combined” Tax Return provided under the Law of the United States, or of any state, local or foreign jurisdiction with respect to Taxes for any Taxable period for which the statute of limitations has not expired and (ii) has no liability for Taxes of any Person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, or by Contract (other than customary commercial agreements the primary subject of which is not Taxes).

(h)       All Taxes required by Law to be withheld or collected by the Company have been duly withheld or collected and, to the extent required, have been timely paid to the proper Governmental Authority. The Company is in compliance with, and its records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements under all applicable Tax Laws. The Company has properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or other transactions as to which it otherwise would have been obligated to collect or withhold Taxes.

(i)       The Company is not a party to, is not bound by, and has no obligation under any Tax sharing or Tax indemnity agreement (other than customary commercial agreements the primary subject of which is not Taxes).

(j)       The Company has not taken a position on a Tax Return that, if not sustained, would give rise to a penalty for substantial understatement of Tax under Section 6662 of the Code (or any similar provision of state or local Law), without regard to any disclosure in the related Tax Return. The Company has not entered into or participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or any analogous provision of state, foreign or local Tax Law.

(k)       The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) election under Section 108(i) of the Code; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) use of an improper method of accounting for a Pre-Closing Tax Period; or (vi) prepaid amount received on or prior to the Closing Date.

(l)       The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying, intending to qualify or purporting to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(m)       The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)       The Company has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention), or otherwise been subject to taxation in any country other than the country of its formation.

(o)       As of the Closing Date and with respect to any taxable year for which the relevant statute of limitations is open, the Company is in material compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable or similar provision of any state, local or foreign Tax Law. The Company possesses all documentation and information relevant to adequately substantiate, under applicable Law, any position taken with respect to Taxes in all material respects (including without limitation documentation adequate to support (i) appropriate arm’s length related party or transfer pricing charges and (ii) foreign tax credit determinations) up to and including Closing, in particular all such documentation and information as is necessary to support in a Tax audit the Tax Returns made for periods up to and including Closing.

(p)       The representations and warranties set forth in Section 4.10 and this Section 4.15 are the sole representations and warranties relating to Taxes and no other representations or warranties contained in this Agreement shall be construed to cover any matter involving Taxes. The Company makes no representation or warranty regarding (i) the availability of tax attributes, including, but not limited to, net operating losses and credit carryforwards, after the Closing Date, or (ii) except with respect to Sections 4.15(g), (i) and (k), any Tax period (or portion thereof) beginning on or after the Closing Date.

Section 4.16    Environmental Matters.

(a)       The Company is, and since January 1, 2013 has been, in material compliance with all applicable Environmental Laws. Since January 1, 2013, the Company has not received, nor to the knowledge of the Company is there any basis for, any written notice, request for information, communication or complaint from a Governmental Authority or other Person alleging that the Company has any liability under any Environmental Law or is not in compliance with any Environmental Law.

(b)       There is no pending or, to the knowledge of the Company, threatened investigation by any Governmental Authority, nor any pending or, to the knowledge of the Company, threatened Action with respect to the Company relating to Hazardous Substances or otherwise under any Environmental Law. To the knowledge of the Company, (i) the Company is not actually or contingently liable for any Release of, threatened Release of or contamination by Hazardous Substances, and (ii) the Company does not otherwise have any actual or contingent material liability under any Environmental Law.

(c)       For purposes of this Agreement:

(i)         “Environmental Laws” means: any Laws of any Governmental Authority relating to (A) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, health, safety or natural resources.

(ii)        “Hazardous Substances” means: (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as amended, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) lead, polychlorinated biphenyls, asbestos and radon; (E) any other pollutant or contaminant; and (F) any hazardous or toxic substance, hazardous material, hazardous waste, hazardous chemical or words of similar import by any Governmental Authority pursuant to any Environmental Law.

(iii)      “Release” has the meaning set forth in Section 101(22) of CERCLA (42 U.S.C. § 9601(22)), but not subject to the exceptions in Subsections (A) and (D) of 42 U.S.C. § 9601(22).

Section 4.17    Material Contracts.

(a)       Except as set forth in Schedule 4.17(a) of the Disclosure Schedules, the Company is not a party to or bound by any Contract of the following nature (such Contracts as are required to be set forth in Schedule 4.17(a) of the Disclosure Schedules being “Material Contracts”):

(i)         any Contract relating to the design, development or testing of Company products;

(ii)        any Contract relating to or evidencing Indebtedness or pursuant to which an Encumbrance has been imposed on any material assets of the Company (other than a Permitted Encumbrance);

(iii)      any Contract pursuant to which the Company has provided funds to or made any loan, capital contribution or other investment in, or guaranteed any liability or obligation of, any Person;

(iv)      any Contract with any Governmental Authority (each, a “Government Contract” );

(v)       any Contract with any Related Party of the Company;

(vi)      any Contract with any Major Customer or Major Supplier;

(vii)       any Contract relating to the settlement of any Action entered into after January 1, 2013 or pursuant to which the Company has continuing obligations;

(viii)      any employment or consulting Contract, other than Contracts for employment covered in clause (v), that involves an aggregate future or potential liability in excess of $125,000;

(ix)        any Contract that (A) limits, or purports to limit, the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time, (B) restricts the right of the Company to sell to or purchase from any Person or to hire any Person, (C) grants the other party or any third person “most favored nation” status, (D) requires the Company to market or co-market any products or services of a third party, or (E) requires the Company to make a minimum payment for goods or services from third-party suppliers irrespective of usage, including any “take-or-pay” Contract or keepwell arrangement;

(x)         any Contract pursuant to which the Company is the lessee or lessor of, or holds, uses, or makes available for use to any Person, (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $25,000;

(xi)        any Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $25,000;

(xii)       any Contract, other than a Contract entered into with a customer in the ordinary course of business, providing for material indemnification of any Person by the Company;

(xiii)      any Contract, other than an Incidental License, that is a license of Intellectual Property granted by or to the Company;

(xiv)      any joint venture or partnership, merger, asset or stock purchase or divestiture Contract relating to the Company;

(xv)       any Contract with any labor union or providing for benefits under any Plan;

(xvi)      any Contract (other than Contracts evidencing Options or Restricted Stock) for the purchase of any debt security or Equity Participation or other ownership interest of any Person, or for the issuance of any debt security or Equity Participation or other ownership interest, or the conversion of any obligation, instrument or security into debt securities or Equity Participations or other ownership interests of, the Company;

(xvii)      any Contract (other than Contracts evidencing Options or Restricted Stock) (A) relating to the voting, registration, sale or transfer of any Equity Participations of the Company, (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any Equity Participations of the Company, or (C) providing the Company with any right of first refusal with respect to, or right to repurchase or redeem, any Equity Participations;

(xviii)      any hedging, futures, options or other derivative Contract;

(xix)        any Contract containing any capital expenditure obligations after the date of this Agreement in excess of $25,000, individually; and

(xx)         any other Contract, whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $50,000 on an annual basis or in excess of $100,000 over the current Contract term, or (B) is material to the business, operations, assets, financial condition, results of operations or prospects of the Company, taken as a whole.

(b)       Each Material Contract is valid, binding and enforceable against the Company and, to the Company’s knowledge, the other parties thereto, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c)       The Company has not materially violated or breached, or committed any material default under, any Material Contract, and, to the Company’s knowledge, no other party to a Material Contract has materially violated or breached, or committed any material default under, any Material Contract.

(d)       To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to do any of the following: (i) result in a violation or breach of any of the provisions of any Material Contract; (ii) give any party to a Material Contract the right to accelerate the maturity or performance of any Material Contract; or (iii) give any party to a Material Contract the right to cancel, terminate or materially modify any Material Contract. Each Material Contract will continue in full force and effect on identical terms immediately following consummation of the Merger, except to the extent that any consents set forth on Schedule 4.4(a)(iii) of the Disclosure Schedules are not obtained.

(e)       The Company has not received any written notice regarding any violation or breach of, or default under, any Material Contract.

(f)       The Company has not waived any of its material rights under any Material Contract. The Company has provided to Acquiror true and complete copies of all Material Contracts.

(g)       With respect to each Government Contract, there are no pending or, to the knowledge of the Company, threatened: (i) civil fraud or criminal investigations by any Governmental Authority; (ii) requests by any Governmental Authority for a Contract price adjustment based on a claim disallowance or claim of defective pricing; or (iii) disputes between the Company, on the one hand, and any Governmental Authority, on the other hand. With respect to any Government Contract that has expired, there are no requests by any Governmental Authority for a Contract price adjustment based upon a claim of defective pricing.

(h)       The Company is not, nor has it previously been, suspended or debarred from bidding on Government Contracts nor, to the knowledge of the Company, has such a suspension or debarment been threatened or action for suspension or debarment been commenced. To the knowledge of the Company, there is no valid basis for the Company’s suspension or debarment from bidding on Government Contracts and, to the knowledge of the Company, there is no valid basis for a claim pursuant to an audit or investigation by Governmental Authority, or any prime contractor with any such Governmental Authority. The Company has not had a Government Contract terminated for default by the Company. The Company does not have any outstanding Contracts that require it to obtain or maintain a government security clearance.

Section 4.18    Affiliate Interests and Transactions.

(a)       No Related Party of the Company: (i) (with respect to any such Person described in clause (iii) of the definition of Related Party, to the knowledge of the Company) owns, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company; (ii) owns, directly or indirectly, or has any interest in any property (real or personal, tangible or intangible) that the Company uses in or pertaining to the business of the Company; or (iii) has a financial interest in any transaction with the Company or involving any assets or property of the Company, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms, other than ordinary course obligations of the Company to pay compensation or benefits pursuant to a Plan to any Related Party in such Related Party’s capacity as an employee of the Company.

(b)       There are no Contracts by and between the Company, on the one hand, and any Related Party of the Company, on the other hand, pursuant to which such Related Party provides or receives any information, assets, properties, support or other services to or from the Company (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters).

(c)       There are no outstanding notes payable to, accounts receivable from or advances by the Company to, and the Company is not otherwise a debtor or creditor of, and does not have any liability or other obligation of any nature to, any Related Party of the Company, other than ordinary course obligations of the Company to pay compensation or benefits pursuant to a Plan to any Related Party in such Related Party’s capacity as an employee of the Company. Since the date of the Balance Sheet, the Company has not incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of the Company, other than (i) ordinary course obligations of the Company to pay compensation to any Related Party in such Related Party’s capacity as an employee of the Company and (ii) the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.19    Insurance. Schedule 4.19 of the Disclosure Schedules sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance policies maintained with respect to the Company, together with the carriers and liability limits for each such policy. All such policies are in full force and effect and, to the knowledge of the Company, no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. The Company has not received notice of, nor to the knowledge of the Company is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy. With respect to any current or pending claim, the Company has not received notice that any insurer under any of the Company’s insurance policies is denying liability with respect to such claim thereunder or defending under a reservation of rights clause or, to the knowledge of the Company, indicated an intent to do so or not to renew any such policy. No claim currently is pending under any such policy involving an amount in excess of $25,000. All material claims under the Company’s insurance policies have been filed in a timely fashion. The types and amounts of coverage provided under the Company’s insurance policies are adequate in all material respects for the business and operations in which the Company is engaged, and are sufficient for compliance with all Laws and Material Contracts. The activities and operations of the Company have been conducted in a manner so as to conform in all material respects to all applicable requirements of such insurance policies. To the knowledge of the Company, neither the Company nor any other insured Person has failed to disclose any fact to the insurance companies in any application for any of the Company’s insurance policies or failed to take any other action with respect to such application, the consequences of which nondisclosure or failure to take action would result in any liability or other obligation of the Company from and after the Effective Time. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not cause a cancellation or reduction in the coverage of such policies.

Section 4.20    Privacy and Security.

(a)       The Company complies (and requires and monitors the compliance of applicable third parties) with all U.S., state, foreign and multinational Laws relating to privacy or data security applicable to the Company and the Company’s published policies (which are in conformance with reputable industry practice) (all of the foregoing collectively, “Privacy Laws”) with respect to: (i) personally identifiable information (including name, address, telephone number, electronic mail address, social security number, bank account number or credit card number), sensitive personal information and any special categories of personal information regulated thereunder or covered thereby (“Personal Information”) (including such Personal Information of visitors who use the Company’s Website, suppliers, clients and distributors), whether any of same is accessed or used by the Company or any of its business partners; (ii) spyware and adware; (iii) the procurement or placement of advertising from or with reputable Persons and Websites that uses Personal Information collected by the Company; and (iv) the sending of solicited or unsolicited electronic mail messages.

(b)       (i) To the Company’s knowledge, the advertisers and other Persons with which the Company has contractual relationships have not breached any agreements or any Privacy Laws pertaining to Personal Information (including Privacy Laws regarding spyware and adware), (ii) the Company does not serve advertisements into advertising inventory created by downloadable Software that launches without a user’s express activation, and (iii) the Company has not received (and does not have knowledge of) a material volume of consumer complaints relative to Software downloads that resulted in the installation of the Company’s tracking technologies.

(c)       The Company takes commercially reasonable steps to protect the operation, confidentiality, integrity and security of its Software, Systems and Websites and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and there have been no breaches of same. To the knowledge of Company, the Company has not experienced any breach of security of any Personal Information or proprietary information in the Company’s possession, custody, or control.

(d)       The Company is in compliance with and has at all times complied with all requirements contained in the Payment Card Industry Data Security Standards (“PCI DSS”) applicable to the Company relating to “cardholder data” (as such term is defined in the PCI DSS, as amended from time to time) with respect to all (if any) such cardholder data that has come into its possession. The Company has not received notice that it is in non-compliance with any PCI DSS standards. The Company has never experienced a security breach involving any such cardholder data. No claims are pending or have been threatened in writing against the Company by any Person alleging a violation of any of the foregoing and there have been no known incidents of breach of any of the foregoing by the Company.

Section 4.21    Customers and Suppliers.

(a)       Schedule 4.21(a) of the Disclosure Schedules sets forth a true and complete list of (i) the names of all clients, purchasers and/or licensees (each, a “Major Customer”) of the Company with revenue for each such client, purchaser and/or licensee of $50,000 or more during the fiscal year ended December 31, 2017 or the period beginning January 1, 2018 and ending on June 30, 2018, (ii) whether such Major Customer is a platform customer or a content licensing customer, and a reference to the Contract between the Company and such Major Customer, (iii) the amount of revenue each such Major Customer paid during each such period and (iv) the percentage of the consolidated total sales of the Company represented by sales to each such Major Customer during each such period. The Company has not received any written notice, nor does the Company have any reason to believe, that any Major Customer (A) has ceased, or will cease or substantially reduce, use of products or services of the Company or (B) has sought, or is seeking, to amend its Contract with the Company to reduce the price it will pay for the products or services of the Company.

(b)       Schedule 4.21(b) of the Disclosure Schedules sets forth a true and complete list of (i) all suppliers, service providers and content licensors (each, a “Major Supplier”) of the Company from which the Company ordered products or services or licensed content with an aggregate purchase price for each such supplier, service provider or content licensor of $50,000 or more during for the fiscal year ended December 31, 2017 or the period beginning January 1, 2018 and ending on June 30 2018, (ii) the general nature of the products, services or licensed content provided by each Major Supplier to the Company, and a reference to the Contract between the Company and such Major Supplier and (iii) the amount for which each such Major Supplier invoiced the Company during such period. The Company has not received any written notice, nor does the Company have any reason to believe, that any Major Supplier (A) has ceased, or will cease doing business with the Company, or (B) will not sell supplies or services or license content to the Surviving Corporation at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Company, subject to general and customary price increases.

Section 4.22    Stockholder Matters.

(a)       No Stockholder has delivered written notice to the Company of any intention to exercise any applicable rights of appraisal under the DGCL with respect to the Merger.

(b)       The Information Statement prepared or to be prepared by the Company pursuant to Delaware Law in connection with the transactions contemplated by this Agreement complies or, when prepared by the Company and distributed to the Stockholders, will comply with Delaware Law (including, without limitation, Sections 228(e) and 262(b) of the DGCL).

(c)       The Company has timely delivered, or will timely deliver, all notices required to be delivered by the Company to the holders of Preferred Stock, Options, Restricted Stock and Warrants pursuant to the Company Charter or any Contract, as applicable, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. All such notices contained or will contain, as applicable, all information required to be included therein pursuant to the instruments governing such Equity Participations.

(d)       The Consideration Stockholders have validly exercised, or will validly exercise, drag-along rights pursuant to the Stockholder Agreement in connection with the transactions contemplated by this Agreement, and have timely delivered, or will timely deliver, all notices and other information required to be delivered to the other parties thereto in connection with the exercise of such rights.

Section 4.23    Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to Acquiror or Sub or their respective Affiliates, officers, directors, employees, agents or representatives of any documentation or other information (including any financial projections or other supplemental data), except as otherwise expressly set forth in this Article IV, (i) the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, with respect to the Company or the transactions contemplated hereby including as to the condition, value, quality or prospects of its businesses or its assets and (ii) the Company specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to its assets, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent.

Section 4.24    Brokers. Except for Waller Capital, the fees, commissions and expenses of which will constitute Transaction Expenses and be paid at Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB

Except as disclosed or reflected in the Acquiror SEC Documents that were publicly available on the website of the SEC at least two Business Days prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein) (provided that nothing disclosed in the Acquiror SEC Documents shall be deemed to be a qualification of or modification to the representations and warranties set forth in Section 5.2, Section 5.3, or Section 5.10), Acquiror and Sub hereby represent and warrant to the Company as follows:

Section 5.1    Organization. Each of Acquiror and Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Acquiror and Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect

Section 5.2    Authority. Each of Acquiror and Sub has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Acquiror and Sub of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by Acquiror and Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the Boards of Directors of Acquiror and Sub and by Acquiror as the sole stockholder of Sub. No other corporate proceedings on the part of Acquiror or Sub are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which Acquiror or Sub will be a party will have been, duly executed and delivered by Acquiror and Sub, as applicable, and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which Acquiror or Sub will be a party will constitute, the legal, valid and binding obligations of Acquiror and Sub, as applicable, enforceable against Acquiror and Sub, as applicable, in accordance with their respective terms.

Section 5.3    No Conflict; Required Filings and Consents.

(a)       The execution, delivery and performance by each of Acquiror and Sub of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)       conflict with or violate the certificate of incorporation or bylaws of Acquiror or Sub;

(ii)      conflict with or violate any Law applicable to Acquiror or Sub; or

(iii)     result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of Acquiror or Sub under, or result in the creation of any Encumbrance on any property, asset or right of Acquiror or Sub pursuant to, any material Contract to which Acquiror or Sub is a party or by which Acquiror or Sub, or any of their respective properties, assets or rights are bound or affected;

except for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(b)       Neither Acquiror nor Sub is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Acquiror and Sub of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

Section 5.4    Issuance of Acquiror Shares. The Acquiror Shares included in the Merger Consideration, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to any preemptive rights. The issuance of the Acquiror Shares included in the Merger Consideration does not require the vote or approval of the stockholders of Acquiror under the rules of the Exchange.

Section 5.5    SEC Reports; Financial Statements; No Undisclosed Liabilities.

(a)       Acquiror has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Acquiror (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Acquiror SEC Documents”). Each of the Acquiror SEC Documents, at the time of its filing or being furnished (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), complied as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Documents. At the time of its filing or being furnished (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Acquiror SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)       The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Acquiror SEC Documents (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Acquiror and its Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP.

(c)       Neither Acquiror nor any of its Subsidiaries has any material liability or obligation of any nature (whether accrued, absolute, contingent, liquidated or unliquidated, due or to become due, determined, determinable or otherwise) that would be required by GAAP to be reflected in a balance sheet of Acquiror or disclosed in the notes thereto, except (i) to the extent adequately accrued or reserved against in the audited consolidated balance sheet of Acquiror and its Subsidiaries as of December 31, 2017 included in the Annual Report on Form 10-K filed by Acquiror with the SEC on March 9, 2018 and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2017 that are not, individually or in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole.

(d)       Each of the principal executive officer of Acquiror and the principal financial officer of Acquiror has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder with respect to the Acquiror SEC Documents and the statements contained in such certifications are true and accurate in all material respects. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act of 2002.

Section 5.6    Absence of Certain Changes. Since December 31, 2017, except as disclosed in the Acquiror SEC Documents, there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.7    Litigation. There is no Action pending or, to the knowledge of Acquiror, threatened against or affecting Acquiror or any of its Subsidiaries or any of their material properties or assets, other than any Action that, individually or in the aggregate, has not had and would not reasonably be expected to have an Acquiror Material Adverse Effect. Neither Acquiror nor any of its Subsidiaries nor any of their material properties or assets is subject to any outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the knowledge of Acquiror, threatened investigation by, any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.8    Compliance with Laws and Listing Requirements; Permits.

(a)       Acquiror is, and since May 17, 2017 has been, in compliance in all material respects with all Laws applicable to it or by which any of its properties or assets are bound. None of Acquiror or any of its executive officers has received, nor to the knowledge of Acquiror is there any basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that Acquiror is not in compliance in any material respect with any Law applicable to it or by which any of its properties or assets is bound. Acquiror is in compliance in all material respects with the listing and corporate governance rules and regulations of the Exchange applicable to Acquiror.

(b)       Acquiror has all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for Acquiror to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Acquiror Permits”). Acquiror is, and since May 17, 2017 has been, in compliance in all material respects with all such Acquiror Permits. All Acquiror Permits are in full force and effect, and no suspension, cancellation, modification, revocation or nonrenewal of any Acquiror Permit is pending or, to the knowledge of Acquiror, threatened, except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.9      Availability of Funds. Acquiror has, or will have at the Closing, sufficient cash in immediately available funds to enable Acquiror to (a) pay the Cash Consideration and (b) pay, on behalf of the Company, the Payoff Indebtedness and the Estimated Transaction Expenses.

Section 5.10    Acknowledgment and Representations. Each of Acquiror and Sub acknowledges and agrees that it has made its own independent review and investigations into and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company. In entering into this Agreement, each of Acquiror and Sub has relied solely upon its own investigation and analysis and the representations and warranties of the Company set forth in Article IV, and each of Acquiror and Sub acknowledges that, except for the representations and warranties set forth in Article IV, (a) none of the Company or any of its directors, officers, employees, Affiliates, stockholders, agents or Representatives makes or has made any other representation or warranty, either express or implied and (b) it has not been induced by or relied upon any other representation, warranty, inducement, promise or other statement, express or implied, made by the Company or any of its directors, officers, employees, Affiliates, stockholders, agents or Representatives.

ARTICLE VI

COVENANTS

Section 6.1    Conduct of Business Prior to the Closing. From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement pursuant to Article X (the “Pre-Closing Period”), unless Acquiror shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed) or as expressly contemplated by this Agreement, the business of the Company shall be conducted in the ordinary course of business consistent with past practice in all material respects, and the Company shall use commercially reasonable efforts to: (i) preserve substantially intact the business organization and assets of the Company; (ii) keep available the services of Key Employees (other than terminations for cause or voluntary resignations); (iii) preserve in all material respects the current relationships of the Company with the Major Customers, Major Suppliers and other persons with which the Company has significant business relations; and (iv) keep and maintain the assets and properties of the Company in good repair and normal operating condition, wear and tear excepted. By way of amplification and not limitation, during the Pre-Closing Period, except as expressly contemplated by this Agreement, the Company shall not do, directly or indirectly, any of the following without the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed):

(a)       amend or otherwise change the Company Charter or bylaws or equivalent organizational documents;

(b)       (i) issue, sell or subject to any Encumbrance (other than Permitted Liens) any shares of capital stock of the Company or, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest in the Company (except for the issuance of shares of Company Common Stock (A) upon conversion of any Preferred Stock or (B) in connection with the exercise of any Option) or (ii) sell, pledge, dispose of or otherwise subject to any Encumbrance (other than Permitted Liens) any properties or assets of the Company, other than sales or transfers of inventory in the ordinary course of business consistent with past practice;

(c)       declare, set aside, make or pay any non-cash dividend or other distribution on or with respect to any of its capital stock or other equity or ownership interest;

(d)       reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity or ownership interest or make any other change with respect to its capital structure;

(e)       acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(f)       except for the Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company, or otherwise alter the Company’s corporate structure;

(g)       incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, except for borrowings and payments under the Company’s existing credit facility that will be treated as Payoff Indebtedness at the Closing;

(h)       (i) materially amend, waive any material right under, materially modify or consent to the termination of any Material Contract, (ii) materially amend, waive, materially modify or consent to the termination of the Company’s material rights thereunder, or (iii) enter into any Contract that, if entered into prior to the date of this Agreement, would constitute a Material Contract;

(i)       authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $25,000 or capital expenditures that are, in the aggregate, in excess of $50,000 for the Company taken as a whole;

(j)       enter into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $10,000 per year in any single case;

(k)       increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for normal merit and cost-of-living increases consistent with past practice in salaries or wages of employees of the Company who are not directors or officers of the Company and who receive less than $75,000 in total annual cash compensation from the Company, or grant any severance or termination payment to, or pay, loan or advance any amount to, any director, officer or employee of the Company, or establish, adopt, enter into or amend any Plan, except to the extent required by applicable Law or as provided under the terms of any Plan in existence as of the date of this Agreement; provided, that nothing in this clause (k) shall be deemed to prevent or prohibit the Company from seeking the approval of the Stockholders with respect to any payments that reasonably could be expected to be “excess parachute payments” pursuant to Section 280G of the Code;

(l)       enter into any Contract with any Related Party of the Company;

(m)      make any change in any method of accounting or accounting practice or policy, except as required by GAAP;

(n)       make, revoke or modify any Tax election, settle or compromise any Tax liability or file any federal income or other Tax Return other than on a basis consistent with past practice; provided, that nothing in this clause (n) shall be deemed to prevent or prohibit the Company from seeking the approval of the Stockholders with respect to any payments that reasonably could be expected to be “excess parachute payments” pursuant to Section 280G of the Code;

(o)       cancel, compromise, waive or release any material right or material claim;

(p)       permit the lapse of any existing policy of insurance relating to the business or assets of the Company;

(q)       permit the lapse of any right relating to Intellectual Property;

(r)       commence or settle any Action;

(s)       provide discounts or other preferred terms to customers to induce them to prepay fees under Contracts or enter into longer-term Contracts, except in the ordinary course of business consistent with past practice, or enter into any customer Contract providing for such customer to prepay the fees under such Contract for a period of more than 12 months; or

(t)       enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Section 6.2    Access to Information. During the Pre-Closing Period, the Company shall afford Acquiror and its Representatives reasonable access (including for inspection and copying) during normal business hours to the Representatives, properties, offices, facilities, books and records of the Company, and shall furnish Acquiror with such financial, operating and other data and information as Acquiror may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent, in the reasonable judgment of the Company, any Law or confidentiality obligation of the Company to any Person requires it to restrict such access or providing such access would result in a loss of privilege or if such access would unreasonably disrupt the operations of the Company (and the Company shall, to the extent practicable, make appropriate substitute arrangements if such restrictions apply). Acquiror shall hold all information received pursuant to this Section 6.2 in confidence in accordance with the terms of the Confidentiality Agreement (as defined below).

Section 6.3    Exclusivity. The Company agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Company shall not, and shall direct its Affiliates and Representatives not to, directly or indirectly (a) solicit, initiate, knowingly encourage or accept any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or knowingly encourage the submission of, any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. The Company immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Company shall promptly notify Acquiror, and in any event within 24 hours, orally and in writing if any such Acquisition Proposal, or any inquiry or other contact with any Person that could reasonably be expected to lead to an Acquisition Proposal, is made. Any such notice to Acquiror shall indicate in reasonable detail the identity of the Person making such Acquisition Proposal, inquiry or other contact and the material terms and conditions of such Acquisition Proposal, inquiry or other contact. The Company shall not release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party relating to any Acquisition Proposal, without the prior written consent of Acquiror. For purposes of this Agreement, “Acquisition Proposal” means any offer or proposal for, or any indication of interest in, any of the following (other than the Merger): (i) any direct or indirect acquisition or purchase of (A) 10% or more of the capital stock or other equity or ownership interest of the Company or (B) 10% or more of the assets of the Company based on the value of such assets on the Balance Sheet (other than inventory to be sold in the ordinary course of business consistent with past practice), (ii) any merger, consolidation or other business combination relating to the Company or (iii) any recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company.

Section 6.4    Stockholder Consent; Information Statement.

(a)       Within twenty-four (24) hours after the execution of this Agreement, the Company shall deliver to Acquiror the Stockholder Consent, executed by Stockholders representing the Requisite Stockholder Approvals.

(b)       As soon as practicable after the execution of this Agreement, the Company shall prepare and deliver an information statement (as the same may be amended and supplemented from time to time, the “Information Statement”) to every Stockholder who did not sign the Stockholder Consent, in accordance with Section 228(e) of the DGCL. The Information Statement shall contain (i) the unanimous recommendation of the Board of Directors of the Company that the Stockholders approve this Agreement and the transactions contemplated hereby and the unanimous conclusion of the Board of Directors of the Company that the terms and conditions of the Merger are fair and reasonable to the Stockholders, (ii) the information required pursuant to Delaware Law, including the notices required pursuant to Sections 228(e) and 262(d)(2) thereof, and (iii) the notice of appraisal rights required pursuant to the DGCL to Stockholders who may elect to exercise such rights under the DGCL in connection with the transactions contemplated hereby. The Company will provide copies of drafts of the Information Statement to Acquiror and will mail the Information Statement to the Stockholders only after Acquiror and its legal counsel shall have approved the disclosure in the Information Statement (such approval not to be unreasonably withheld, delayed or conditioned). Notwithstanding anything to the contrary contained herein, the Company shall not include in the Information Statement any information with respect to Acquiror, Sub or their Affiliates, the form and content of which information shall not have been approved by Acquiror, in its sole discretion, prior to such inclusion. The Company shall promptly advise Acquiror in writing if at any time prior to the Effective Time the Company obtains knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained therein not misleading. Following the mailing of the Information Statement to the Stockholders, the Company shall deliver by any manner permitted by the DGCL any subsequent notice required to be delivered with respect to appraisal rights pursuant to the DGCL.

(c)       The Company agrees to use its commercially reasonable efforts to cause the Stockholders that have not previously executed the Stockholder Consent to adopt this Agreement and approve the Merger by executing and joining the Stockholder Consent.

(d)       To the extent not delivered prior to the execution and delivery of this Agreement, the Company will timely deliver all notices required to be delivered by the Company to the holders of Preferred Stock, Options, Restricted Stock and Warrants pursuant to the Company Charter or any Contract, as applicable, in connection with the consummation of the transactions contemplated hereby. All such notices will contain all information required to be included therein pursuant to the instruments governing such Equity Participations.

(e)       To the extent not validly exercised prior to the execution and delivery of this Agreement, the Consideration Stockholders will validly exercise drag-along rights pursuant to the Stockholder Agreement in connection with the transactions contemplated by this Agreement and will timely deliver all notices and other information required to be delivered to the other parties thereto in connection with the exercise of such rights.

Section 6.5    Equity Plans. Prior to the Effective Time, the Company shall take all actions necessary to ensure that (a) all of the Equity Plans or other equity-based plans shall terminate as of the Effective Time and (b) after the Effective Time, the Company is not bound by any Option, Warrant or other equity-based right that would entitle any Person, other than Acquiror or its Affiliates, to beneficially own, or receive any payments in respect of, any capital stock of the Company or the Surviving Corporation.

Section 6.6    Confidentiality. Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of any other party to this Agreement in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated May 2, 2017, between Acquiror and the Company (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 6.7    Commercially Reasonable Efforts; Further Assurances.

(a)       Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from all Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law and (iii) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. In furtherance and not in limitation of the foregoing, the Stockholder Representative shall permit Acquiror a reasonable opportunity to participate in the defense and settlement of any claim, suit or cause of action relating to this Agreement, the Merger or the other transactions contemplated hereby, and the Stockholder Representative shall not settle or compromise any such claim, suit or cause of action without Acquiror’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

(b)        The Company shall promptly give notice to the third parties set forth on Schedule 6.7(b) and the Company and Acquiror shall cooperate and use commercially reasonable efforts to obtain the consents required from such third parties (the “Required Consents”) in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. The Stockholder Representative and Acquiror agree that, in the event that any other consent, approval or authorization necessary or desirable to preserve for the Company any right or benefit under any lease, license, commitment or other Contract to which the Company is a party has not been obtained prior to Closing, the Stockholder Representative will cooperate with Acquiror in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

(c)        From time to time after the Closing Date, and for no further consideration, each of the parties shall, and shall cause its Affiliates to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 6.8    Termination of Indebtedness. The Company shall negotiate Debt Payoff Letters for all Payoff Indebtedness. The Company shall deliver all notices and take all other actions reasonably requested by Acquiror to facilitate the termination of all Contracts relating to Payoff Indebtedness, the termination of the commitments provided thereunder, the repayment in full of all obligations then outstanding thereunder (using funds provided by Acquiror) and the release of all Encumbrances in connection therewith on the Closing Date; provided, however, that in no event shall this Section 6.8 require the Company to cause the termination of any Contracts relating to Payoff Indebtedness other than as part of the Closing.

Section 6.9    Public Announcements. During the Pre-Closing Period, the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release or make any public statement prior to obtaining the other parties’ written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of any party hereto.

Section 6.10    Termination of Stockholder Agreements. The Company shall, and shall cause the Stockholders to, cause the termination, effective immediately prior to the Effective Time, of all stockholder agreements, investor rights agreements, voting agreements, voting trusts, right of first refusal and co-sale agreements, management rights agreements and all other similar Contracts to which any of them may be party, in each case, without any liability to the Company.

Section 6.11    Registration of Acquiror Shares.

(a)        On or prior to September 30, 2018 (but in all cases subject to the limitations set forth in Section 6.11(b) below), Acquiror shall use commercially reasonable efforts to prepare and file with the SEC a registration statement on Form S-3 (the “Registration Statement” ) providing for the registration and resale, on a continuous or delayed basis pursuant to Rule 415 under the Securities Act, of the Acquiror Shares included in the Merger Consideration and the Share Change of Control Payments; provided, that before filing the Registration Statement or prospectus or any amendments or supplements thereto, Acquiror shall furnish to the counsel selected by the Stockholder Representative copies of all such documents proposed to be filed, which documents shall be subject to the review and reasonable comment of such counsel. Acquiror shall use commercially reasonable efforts to: (i) cause the Registration Statement to be declared effective under the Securities Act by the SEC as soon as reasonably practicable after the date on which the Registration Statement is filed; (ii) keep the Registration Statement continuously effective under the Securities Act until the earlier of (A) the date on which all of the Acquiror Shares covered by such Registration Statement have been sold and (B) the date on which such Acquiror Shares become eligible for resale without restriction and without the need for current public information pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act (such period, the “Effectiveness Period”); (iii) cause all of the Acquiror Shares included in the Merger Consideration to be listed on each securities exchange on which similar securities of the Company are then listed and, if not so listed, to be listed on a securities exchange; (iv) furnish to each Consideration Stockholder and Change of Control Recipient the Registration Statement, each amendment and supplement thereto, the prospectus included in such Registration Statement (including each preliminary prospectus) and each free writing prospectus (as defined in Rule 405 promulgated under the Securities Act) in order to facilitate the disposition of the Acquiror Shares included in the Merger Consideration and Share Change of Control Payments (which obligation of Acquiror shall be deemed satisfied if such documents are filed with or furnished to the SEC and available on EDGAR); (v) provide a transfer agent and registrar for all of the Acquiror Shares included in the Merger Consideration and Share Change of Control Payments not later than the effective date of the Registration Statement; and (vii) make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of Acquiror’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated under the Securities Act (which obligation of Acquiror shall be deemed satisfied if such documents are filed with or furnished to the SEC and available on EDGAR). The Registration Statement when effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which a statement is made). As soon as practicable following the date that the Registration Statement becomes effective, but in any event within two Business Days of such date, Acquiror shall provide the Stockholder Representative with written notice of the effectiveness of the Registration Statement. During the Effectiveness Period, Acquiror will prepare and file with the SEC any supplements to the prospectus contained in the Registration Statement or post-effective amendments to the Registration Statement required to be filed by applicable Law in order to incorporate into such prospectus any information necessary so that (x) the Registration Statement shall not include any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein not misleading and (y) Acquiror complies with its obligations under Item 512(a)(1) of Regulation S-K.

(b)        Notwithstanding anything to the contrary contained in this Agreement:

(i)      Acquiror shall not be required to file a Registration Statement (or any amendment thereto) or, if a Registration Statement has been filed but not declared effective by the SEC, request effectiveness of such Registration Statement, for a period of up to 90 days by providing written notice to the Stockholder Representative, if (A) Acquiror’s board of directors determines in good faith that a postponement is in the best interest of Acquiror and its stockholders generally due to a pending transaction involving Acquiror (including a pending securities offering by Acquiror, or any proposed financing, acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or other significant transaction involving Acquiror), (B) Acquiror determines, on the advice of counsel, that such registration would render Acquiror unable to comply with applicable securities laws, or (C) Acquiror determines, on advice of counsel, that such registration would require disclosure of material non-public information within the meaning of Regulation FD promulgated under the Exchange Act (“MNPI”) not otherwise required to be disclosed under applicable Law; provided, that (1) in no event shall any such period exceed an aggregate of 135 days in any 365-day period and (2) this right, together with the right to suspend use of a Registration Statement pursuant to Section 6.11(b)(ii), may not be exercised more than two times in any 365-day period; and

(ii)      Acquiror may, upon written notice to the Stockholder Representative, suspend the use by the Consideration Stockholders and Change of Control Recipients of any prospectus which is a part of the Registration Statement (in which event the Consideration Stockholders shall discontinue sales of the Acquiror Shares pursuant to the Registration Statement but may settle any previously made sales of Acquiror Shares) if (A) Acquiror determines on the advice of counsel that it would be required to make disclosure of MNPI in the Registration Statement not otherwise required to be disclosed under applicable Law or (B) Acquiror has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of Acquiror’s board of directors, would adversely affect Acquiror; provided, that (1) in no event shall the Consideration Stockholders or Change of Control Recipients be suspended from selling Acquiror Shares pursuant to the Registration Statement for a period that exceeds an aggregate of 60 days in any 180-day period or 135 days in any 365-day period and (2) this right, together with the right to delay filing or effectiveness of a the Registration Statement pursuant to Section 6.11(b)(i), may not be exercised more than two times in any 365-day period. Upon disclosure of such information or the termination of the condition described above, Acquiror shall provide prompt notice to the Stockholder Representative, and shall promptly terminate any suspension of sales it has put into effect and shall take such other reasonable actions to permit registered sales of Acquiror Shares.

(c)        The Stockholder Representative agrees to furnish to Acquiror, on behalf of each Consideration Stockholder and Change of Control Recipient, not less than five Business Days prior to the date that the Registration Statement will be filed, a completed questionnaire for each Consideration Stockholder and Change of Control Recipient in the form attached hereto as

Exhibit H, duly executed by each Consideration Stockholder and Change of Control Recipient. Acquiror shall have no obligation to include Acquiror Shares held by a Stockholder with respect to whom the Stockholder Representative has failed to furnish such questionnaire, and any other information that Acquiror determines, after consultation with its counsel, is reasonably required in order for the Registration Statement to comply with the Securities Act, within such five Business Day period.

(d)        Acquiror shall immediately notify the Stockholder Representative (who shall notify the Consideration Stockholders and Change of Control Recipients) of: (i) the happening of any event as a result of which the prospectus contained in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which any such statement is made; (ii) the issuance or express threat of issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement, or the initiation of any proceedings for that purpose; or (iii) the receipt by Acquiror or its counsel of any notification with respect to the suspension of the qualification of any Acquiror Shares for sale under the applicable securities or blue sky laws of any jurisdiction.

(e)        Following the provision of the notice contemplated by Section 6.11(d), Acquiror will as promptly as practicable (i) amend or supplement the prospectus or take other appropriate action so that the prospectus does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and (ii) take such other commercially reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto.

(f)        Upon receipt of notice from the Stockholder Representative pursuant to Section 6.11(d), the Consideration Stockholders and Change of Control Recipients will forthwith discontinue offers and sales of the Acquiror Shares by means of such prospectus until (i) the Consideration Stockholders and Change of Control Recipients have received copies of the supplemented or amended prospectus contemplated by Section 6.12(e) or (ii) the Consideration Stockholders and Change of Control Recipients are advised in writing by the Stockholder Representative (only after having been so advised by Acquiror) that the use of the prospectus may be resumed, and have received copies of any additional or supplemental filings incorporated by reference into the prospectus. If so directed by Acquiror, the Consideration Stockholders and Change of Control Recipients will deliver to the Stockholder Representative (for delivery to Acquiror) all copies in their possession or control of the prospectus covering such Acquiror Shares current at the time of receipt of notice pursuant to Section 6.11(d).

Section 6.12    Employee Matters.

(a)         Acquiror agrees to provide any required notice under the WARN Act and to otherwise comply with the WARN Act with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) occurring on or after the Closing Date or arising as a result of the transactions contemplated hereby. As of the Closing Date, and until December 31, 2018, Acquiror will provide, or cause one of its Subsidiaries or Affiliates (including the Company) to provide, each employee of the Company as of the Closing (other than employees who resign, die or are terminated) (the “Company Employees”) Company Employee with (i) a base salary or an hourly wage rate that is not less than that provided to such Company Employee by the Company immediately prior to the Closing, (ii) bonus and incentive compensation opportunities that are not less favorable than those provided to such Company Employee by the member of the Company Group immediately prior to the Closing, and (iii) employee benefits that are not less favorable than those provided to such Company Employee by the Company immediately prior to the Closing. Acquiror and its Subsidiaries and Affiliates will treat, and will cause each Plan and each other benefit program, practice, policy and arrangement maintained by Acquiror or any of its Subsidiaries or Affiliates (including the Company) following the Closing and in which any Company Employee (or the spouse, domestic partner or any dependent of any Company Employee) participates or is eligible to participate (each, an “Acquiror Plan”) to treat, for all purposes (including determining eligibility to participate, vesting, benefit accrual and level of benefits), all service with the Company (or predecessor employers if the Company or any Plan provides past service credit) as service with Acquiror and its Subsidiaries and Affiliates. Acquiror will cause each Acquiror Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA, to waive any eligibility waiting periods, actively-at-work requirements, evidence of insurability requirements, pre-existing condition limitations and other exclusions and limitations regarding the Company Employees and their spouses, domestic partners and dependents to the extent waived, satisfied or not included under the corresponding Plan.

(b)         Nothing in this Section 6.12 (i) is intended to, or will be construed to, confer upon any Company Employee or any other Person other than the parties to this Agreement any rights or remedies hereunder, including the right to continued employment; or (ii) will establish, amend or be deemed to establish or amend any Plan or any other benefit plan, program, policy or arrangement of Acquiror or any member of the Company Group or will limit the rights of Acquiror or the Company to establish, amend or terminate any Plan or any other benefit plan, program, policy or arrangement, whether before or after Closing.

Section 6.13    Indemnification of Directors and Officers of the Company.

(a)         On the Closing Date, the Company shall obtain a prepaid tail policy (the “Tail Policy”) that provides each current (as of immediately prior to the Effective Time) and each former director, manager, officer, employee or agent of the Company (the “Indemnified Employees”) with directors’ and officers’ liability insurance, on terms no less favorable than those set forth in the Company’s current directors’ and officers’ liability insurance policy immediately prior to the execution and delivery of this Agreement, for a period ending no earlier than the sixth anniversary of the Effective Time. All costs and expenses related to obtaining and entering into the tail policy, including the total premium, shall be deemed Transaction Expenses. For a period of six years after the Closing Date, Acquiror will cause the Surviving Corporation to maintain on terms no less favorable than the current terms, and to honor in accordance with such terms, the provisions of the governing documents of the Company as in effect on the date hereof with respect to exculpation and indemnification of the Indemnified Employees (including provisions relating to contribution and advancement of expenses).

(b)         The provisions of this Section 6.13 (i) are intended to be for the benefit of, and will be enforceable by, each Indemnified Employee, and each such Person’s heirs, legatees,

representatives, successors, and assigns (and the Parties expressly agree that such Persons will be third-party beneficiaries of this Section 6.13) and (ii) will survive the consummation of a transaction involving the merger, consolidation or other reorganization of Acquiror or the Surviving Corporation and continue in full force and effect and binding against the survivor of any such transaction or successor to Acquiror or the Surviving Corporation. In the event that Acquiror, the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity in such consolidation or merger or (B) transfers all or at least a majority of its properties and assets to any Person, then, in either such case, proper provision will be made so that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, will assume all of the obligations set forth in this Section 6.13.

Section 6.14    R&W Insurance Policy. Promptly following the execution and delivery of this Agreement, Acquiror shall bind the R&W Insurance Policy, and execute and enter into the R&W Insurance Policy at or prior to the Closing on substantially the terms set forth on Schedule 1.1(e); provided that Acquiror shall use commercially reasonable efforts to have that the R&W Insurance Policy reflect the reasonable comments of the Company regarding the Protective Provisions.

Section 6.15    280G. As soon as possible following the date hereof, Acquiror shall provide to the Company all details reasonably requested regarding (a) all prospective employment arrangements for all of the individuals named in Schedule 6.15 and (b) any other payments payable by, or under the control of, Acquiror which could be treated as a potential “excess parachute payments” pursuant to Section 280G of the Code.

ARTICLE VII

TAX MATTERS

Section 7.1    Responsibility for Filing Tax Returns. Acquiror shall prepare or cause to be prepared and file or cause to be timely filed all Tax Returns for the Company for all Tax Periods ending on or before the Closing Date, including any state income or sales Tax returns required to be filed by the Company for Tax Periods ending on or before the Closing Date that were not previously filed during such periods (each, a “Final Pre-Closing Tax Return” ). Unless otherwise required by applicable Law, the Acquiror shall prepare such Final Pre-Closing Tax Returns in a manner consistent with the past practice of the Company. Each Final Pre-Closing Tax Return shall be submitted to the Stockholder Representative for review and comment at least 20 days prior to the due date of such Final Pre-Closing Tax Return (including extensions), and Acquiror shall consider in good faith any reasonable comments made by the Stockholder Representative prior to the filing of such Tax Return. Acquiror shall be entitled to recover all reasonable out-of-pocket cost and expenses incurred in connection with the preparation and filing of the Final Pre-Closing Tax Returns from the Escrow Fund. Acquiror shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns of the Company (each, an “Acquiror Prepared Tax Return” ) for any Straddle Period. Unless otherwise required by applicable Law, Acquiror shall prepare such Acquiror Prepared Tax Returns in a manner consistent with the past practices of the Company. Acquiror shall submit such Acquiror Prepared Tax Returns to the Stockholder Representative for review and comment at least 20 days prior to the due date of such Tax Return (including extensions), and Acquiror shall consider in good faith any reasonable comments made by the Stockholder Representative prior to the filing of such Tax Return.

Section 7.2    Tax Cooperation. Acquiror, the Company, and the Stockholder Representative shall reasonably cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquiror, the Company, and the Stockholder Representative agree (a) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority; and (b) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Acquiror, the Company, and the Stockholder Representative, as the case may be, shall allow the other party to take possession or to prepare copies of such books and records at such other party’s expense.

Section 7.3    Tax Proceedings. If, subsequent to the Closing, Acquiror or the Company becomes involved in any proceeding involving Taxes with respect to any Pre-Closing Tax Period (a “Tax Proceeding” ), then promptly after becoming involved in such Tax Proceeding, Acquiror shall notify the Stockholder Representative thereof. Acquiror shall have the right to control the conduct and resolution of any Tax Proceeding; provided, that Acquiror shall keep the Stockholder Representative reasonably informed of all material developments in such Tax Proceeding on a timely basis and consider in good faith any reasonable input of the Stockholder Representative with respect to the conduct and resolution of such Tax Proceeding. The provisions of this Section 7.3 shall control over any contrary provisions of Section 9.4.

Section 7.4    Transfer Taxes. Except as otherwise set forth in this Agreement, all transfer, documentary, sales, use, stamp, duty, recording, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes” ) shall be borne equally by the Consideration Stockholders and Acquiror. The Company shall be responsible for preparing and filing all Tax Returns or other applicable documents in connection with all Transfer Taxes, to the extent permitted by applicable Law; provided, however, that Acquiror and the Stockholder Representative shall cooperate with the Company in the preparation and filing of all Tax Returns or other applicable documents for or with respect to Transfer Taxes, including timely signing and delivering such Tax Returns, documents, and certificates as may be necessary or appropriate to file such Tax Returns or establish an exemption from (or otherwise reduce) Transfer Taxes.

Section 7.5    Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company (other than customary commercial agreements the primary subject of which is not Taxes) shall be terminated as of the Closing Date and, after the Closing Date, neither Acquiror nor the Company shall be bound thereby or have any liability thereunder.

Section 7.6    Tax Refunds. Any Tax refunds that are actually received by Acquiror or the Surviving Corporation (including any overpayment that may be applied on an elective basis against Taxes due in subsequent periods) that relate to Taxes of the Company for a Pre-Closing Tax Period or the pre-Closing portion of a Straddle Period, to the extent such refunds were not taken into account in the calculation of the Merger Consideration, shall be for the benefit of the Consideration Stockholders, and Acquiror shall pay or cause to be paid over to the Stockholder Representative (for the account of the Consideration Stockholders) any such refund within five Business Days after receipt thereof or actual reduction of Tax payable.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1    General Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a)        No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)        Approval of Stockholders. The Requisite Stockholder Approvals shall have been obtained.

Section 8.2    Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(a)        Representations, Warranties and Covenants. (i) The representations and warranties of Acquiror and Sub contained in Article V (other than the Fundamental Representations) shall be true and correct at and as of the date of this Agreement and the Closing Date, as if made at and as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct, to the extent set forth in this Section 8.2(a), as of such specified date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitations as to “materiality” or “Acquiror Material Adverse Effect” set forth therein) has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect; (ii) the Fundamental Representations contained in Article V shall be true and correct in all respects at and as of the date of this Agreement and the Closing Date, as if made at and as of the Closing Date; (iii) Acquiror and Sub shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by them prior to or at the Closing; and (iv) the Company shall have received from Acquiror a certificate to the effect set forth in the foregoing clauses (i),(ii) and (iii), signed by a duly authorized officer thereof.

(b)        Ancillary Agreements. The Company shall have received an executed counterpart of each of the Ancillary Agreements to which it will be a party, signed by each party thereto other than the Company.

Section 8.3    Conditions to Obligations of Acquiror and Sub. The obligations of Acquiror and Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Acquiror in its sole discretion:

(a)        Representations, Warranties and Covenants. (i) The representations and warranties of the Company contained in Article IV (other than the Fundamental Representations) shall be true and correct at and as of the date of this Agreement and the Closing Date, as if made at and as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct, to the extent set forth in this Section 8.3(a), as of such specified date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) the Fundamental Representations contained in Article IV shall be true and correct in all respects at and as of the date of this Agreement and the Closing Date, as if made at and as of the Closing Date; (iii) the Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing; and (iv) Acquiror shall have received from the Company a certificate to the effect set forth in the foregoing clauses (i),(ii) and (iii), signed by a duly authorized officer thereof.

(b)        Additional Transactions. The transactions set forth on Schedule 8.3(b) shall have been consummated.

(c)        No Litigation. No Action shall be pending or threatened before or by any Governmental Authority (i) challenging the transactions contemplated by this Agreement or any Ancillary Agreement or otherwise seeking damages or (ii) seeking to restrain or prevent the carrying out of the transactions contemplated by this Agreement or any Ancillary Agreement or to prohibit or limit the ability of Acquiror to exercise full rights of ownership with respect to, or to operate or control, the assets, property and business of the Company after the Closing Date.

(d)        Ancillary Agreements. Acquiror shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party thereto other than Acquiror.

(e)        Corporate Documents. Acquiror shall have received a certificate of the Company, dated as of the Closing Date, certifying as to (i) the full force and effect of the

Company Charter and bylaws (or equivalent governing documents) of the Company attached to such certificates as exhibits, (ii) the accuracy and full force and effect of the Stockholder Consent, and (iii) the resolutions adopted by the Board of Directors of the Company regarding this Agreement and the transactions contemplated hereby and attached as one or more exhibits to such certificate.

(f)        Resignations. Acquiror shall have received letters of resignation from the Persons listed on Schedule 8.3(f), in the form attached hereto as Exhibit I.

(g)        Debt Payoff Letters. The Company shall have delivered to Acquiror a payoff letter duly executed by each holder of Payoff Indebtedness, each in form and substance reasonably acceptable to Acquiror, issued by each holder of Payoff Indebtedness, which sets forth the amount required to repay in full all Payoff Indebtedness owed to such holder on the Closing Date, together with the wire transfer instructions for the repayment of such Payoff Indebtedness to such holder and providing for the release, following the Closing, of all Encumbrances in connection therewith (each such payoff letter, a “Debt Payoff Letter”).

(h)        Third Party Expense Statements and Releases. With respect to any Transaction Expenses which will not have been paid in full prior to the Closing Date, at least two Business Days prior to the Closing Date, the Company shall submit to Acquiror reasonably satisfactory documentation setting forth an itemized list of all, and amounts of all, Transaction Expenses, including the identity of each payee, dollar amounts owed, wire transfer instructions and any other information reasonably necessary to effect the final payment in full thereof and, with respect to Transaction Expenses described in clause (i) of the definition thereof, copies of final invoices from each such payee acknowledging the invoiced amounts as full and final payment for all services rendered to the Company (and as of the Effective Time, the Surviving Corporation) (the “Transaction Expenses Payoff Instructions“).

(i)        Tax Certificate. The Company shall have delivered to Acquiror a certificate of the Company certifying that the Company is not, and has not been, a United States real property holding corporation, within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code, which certificate complies with the requirements of Section 1445 of the Code.

(j)        No Material Adverse Effect. There shall not have occurred any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

(k)        R&W Insurance Policy. Acquiror shall have obtained and bound the R&W Insurance Policy on the terms and conditions set forth on Schedule 1.1(e).

(l)        Financial Statements. The Company shall have delivered to Acquiror the 2017 Audited Financials.

ARTICLE IX

INDEMNIFICATION

Section 9.1    Survival.

(a)      The representations, warranties, covenants and agreements of the Company, the Stockholder Representative, Acquiror and Sub, as applicable, contained in this Agreement and the Ancillary Agreements and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall survive the Closing until the second anniversary of the Closing Date; provided, however, that in the case of Fraud, all representations and warranties shall survive for a period of 20 years; and

(b)    None of the Consideration Stockholders, Acquiror or Sub shall have any liability with respect to any representations, warranties, covenants or agreements unless notice of an actual or threatened claim, or of discovery of any facts or circumstances that Acquiror or the Stockholder Representative, as the case may be, reasonably believes may result in a claim, hereunder is given to the other party prior to the expiration of the survival period, if any, for such representation, warranty, covenant or agreement, in which case such representation, warranty, covenant or agreement shall survive as to such claim until such claim has been finally resolved, without the requirement of commencing any Action in order to extend such survival period or preserve such claim.

Section 9.2    Indemnification by the Consideration Stockholders. The Consideration Stockholders, severally in accordance with each Consideration Stockholder’s Pro Rata Portion and not jointly, shall save, defend, indemnify and hold harmless Acquiror, Sub, the Surviving Corporation and their Affiliates, and the respective Representatives, successors and assigns of each of the foregoing (each, an “Acquiror Indemnified Party”) from and against, and shall compensate and reimburse each of the foregoing for, any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a)      any breach of any representation or warranty made by the Company contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto in connection with the transactions contemplated hereby (without giving effect to any limitations or qualifications as to materiality or Material Adverse Effect);

(b)      any breach of any covenant or agreement of (i) the Company requiring performance at or prior to the Closing, or (ii) the Stockholder Representative, contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered by the Company, the Stockholder Representative or any Consideration Stockholder pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby;

(c)      any Transaction Expenses or Indebtedness that shall not have been fully paid on the Closing Date or included in the computation of Closing Merger Consideration, as finally determined pursuant to Section 3.5;

(d)      (i) any exercise by any Stockholder of appraisal rights under the DGCL and (ii) any Action brought or threatened by any Stockholder arising out of or relating to (A) the transactions contemplated by this Agreement (including any process run by or on behalf of the Company to sell the Company) or (B) the Information Statement, in each case to the extent not covered by the Tail Policy (including as a result of the deductible under the Tail Policy not being reached or because the policy limit of the Tail Policy would be exceeded);

(e)      any royalties that were due and payable by the Company or for which the Company otherwise became liable prior to the Closing that are delinquent by more than 90 days in their payment; and

(f)      the matters described on Schedule 9.2(f).

Section 9.3    Indemnification by Acquiror. Acquiror shall save, defend, indemnify and hold harmless the Consideration Stockholders and their Affiliates and the respective Representatives, successors and assigns of each of the foregoing (each, a “Stockholder Indemnified Party”) from and against, and shall compensate and reimburse each of the foregoing for, any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a)      any breach of any representation or warranty made by Acquiror or Sub contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby (without giving effect to any limitations or qualifications as to materiality or Acquiror Material Adverse Effect); and

(b)      any breach of any covenant or agreement by Acquiror or Sub contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby.

Section 9.4    Procedures.

(a)      A party seeking indemnification (the “Indemnified Party”) in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party (a “Third-Party Claim”) shall deliver notice (a “Claim Notice”) in respect thereof to the Stockholder Representative, on behalf of the Consideration Stockholders, or to Acquiror, as applicable (the “Indemnifying Party”) with reasonable promptness, and in any case within 30 days, after receipt by such Indemnified Party of notice of the Third-Party Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b)      The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 20 days of receipt of a Claim Notice from the Indemnified Party in respect of such Third-Party Claim, to assume the defense thereof at the expense of the Indemnifying Party (which expenses shall not be applied against any indemnity limitation herein) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim for equitable or injunctive relief or any claim that would impose criminal liability, and the Indemnified Party shall have the right to defend, at the expense of the Indemnifying Party, any such Third-Party Claim, with counsel selected by the Indemnified Party and reasonably satisfactory to the Indemnifying Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party that otherwise qualify as indemnifiable Losses under this Article IX for any period during which the Indemnifying Party has failed to assume the defense thereof. If the Indemnifying Party does not expressly elect to assume the defense of such Third-Party Claim within the time period and otherwise in accordance with the first sentence of this Section 9.4(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third-Party Claim. If the Indemnifying Party assumes the defense of such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party, (ii) the named parties to the Third-Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have been advised by such counsel that there are one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party or (iii) the Indemnifying Party is not defending such Third-Party Claim in good faith. In any of the circumstances described in the foregoing clauses (i) through (iii), the fees and expenses of separate counsel for the Indemnified Party shall be at the expense of the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as are reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third-Party Claim if such settlement, compromise or judgment (A) involves a finding or admission of wrongdoing, (B) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third-Party Claim or (C) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder. Notwithstanding the foregoing, with respect to any Third-Party Claim for which an Acquiror Indemnified Party’s sole and exclusive remedy with respect to any related Losses would be to make a claim under the R&W Insurance Policy, the Acquiror Indemnified Party shall timely deliver a Claim Notice to the Stockholder Representative pursuant to Section 9.4(a), but the provisions of this Section 9.4(b) shall not apply.

(c)      An Indemnified Party seeking indemnification in respect of, arising out of or involving a Loss or a claim or demand hereunder that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”) shall deliver a Claim Notice in respect thereof to the Indemnifying Party with reasonable promptness, and in any case within 30 days, after becoming aware of facts supporting such Direct Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article IX. If the Indemnifying Party does not notify the Indemnified Party within 20 days following its receipt of a Claim Notice in respect of a Direct Claim that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such Direct Claim specified by the Indemnified Party in such Claim Notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand. If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay such lesser amount in accordance with this Article IX promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference. Notwithstanding the foregoing, with respect to any Direct Claim for which an Acquiror Indemnified Party’s sole and exclusive remedy with respect to any related Losses would be to make a claim under the R&W Insurance Policy, the Acquiror Indemnified Party shall timely deliver a Claim Notice to the Stockholder Representative pursuant to this Section 9.4(c), but the remaining provisions of this Section 9.4(c) shall not apply.

(d)      The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.

(e)      Notwithstanding the provisions of Section 11.9, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third-Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

Section 9.5    Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

(a)      The Consideration Stockholders shall not be liable for any claim for indemnification pursuant to Section 9.2(a), unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Consideration Stockholders pursuant to Section 9.2(a) equals or exceeds the Basket Amount, in which case the Consideration Stockholders shall be liable only for Losses in excess of the Basket Amount; provided, that the limit provided for in this clause (a) shall not apply in the event of Fraud.

(b)      The maximum aggregate amount of indemnifiable Losses which may be recovered from the Consideration Stockholders resulting from, arising out of or relating to the causes set forth in Section 9.2(a) shall be an amount equal to the Cap; provided, that the limit provided for in this clause (b) shall not apply (i) to any Losses resulting from, arising out of or relating to the inaccuracy or breach of any Fundamental Representation or (ii) in the event of Fraud;

(c)      (i) The maximum aggregate amount of indemnifiable Losses that may be recovered from the Consideration Stockholders resulting from, arising out of or relating to the causes set forth in Section 9.2 shall be the Escrow Amount; provided, that the limit provided for in this clause (c)(i) shall not apply in the event of Fraud, in which case the maximum amount of indemnifiable Losses which may be recovered from such Consideration Stockholders shall be limited to the value of the Merger Consideration (with the value of the Stock Consideration calculated using the Closing Acquiror Share Value) actually received hereunder and (ii) the maximum liability of any Consideration Stockholder under this Article IX shall be limited to such Consideration Stockholder’s Pro Rata Portion of the Escrow Amount; provided, that the limit provided for in this clause (c)(ii) shall not apply in the event of Fraud, in which case the maximum amount of indemnifiable Losses which may be recovered from any Consideration Stockholder shall be limited to the value of the Merger Consideration (with the value of the Stock Consideration calculated using the Closing Acquiror Share Value) actually received hereunder by such Consideration Stockholder.

(d)      Acquiror shall not be liable for any claim for indemnification pursuant to Section 9.3(a), unless and until the aggregate amount of indemnifiable Losses that may be recovered from Acquiror equals or exceeds the Basket Amount, in which case Acquiror shall be liable only for Losses in excess of that amount; provided, that the limit provided for in this clause (d) shall not apply in the event of Fraud.

(e)      The maximum aggregate amount of indemnifiable Losses that may be recovered from Acquiror resulting from, arising out of or relating to the causes set forth in Section 9.3 shall be $1,850,000; provided, that the limit provided for in this clause (e) shall not apply in the event of Fraud.

(f)      In no event shall any punitive or exemplary Losses be subject to indemnification hereunder unless such Losses are actually awarded to a third party.

(g)      The amount of any Losses that are subject to indemnification by an Indemnifying Party under this Article IX shall be calculated net of the amount of any proceeds actually received by the Indemnified Party from insurance or any other third party in respect of such Losses (net of costs and expenses incurred in connection with the recovery of such proceeds and any increase in insurance premium associated therewith). If any such proceeds are received with respect to any Losses after payment has been made to an Indemnified Party with respect thereto under this Article IX, the Indemnified Party shall promptly, (i) if the Indemnified Party is an Acquiror Indemnified Party and such proceeds are received prior to the Final Release Date, deliver the amount of such proceeds (net of costs and expenses incurred in connection with the recovery of such proceeds and any increase in insurance premium associated therewith) to the Escrow Agent for deposit into the Escrow Fund, or (ii) if the Indemnified Party is a Stockholder

Indemnified Party, or an Acquiror Indemnified Party and such proceeds are received after the Final Release Date, deliver the amount of such proceeds (net of costs and expenses incurred in connection with the recovery of such proceeds and any increase in insurance premium associated therewith) to the Indemnifying Party. This Section 9.5(e) shall not apply with respect to insurance proceeds recovered under the R&W Insurance Policy.

(h)      For purposes of calculating the indemnifiable Losses that may be recovered pursuant to Section 9.2, the amount of any indemnifiable Losses shall be determined without duplication of any other Loss for which indemnification has been provided and shall be computed net of any amounts specifically related to such Losses that are actually included in the calculation of Closing Merger Consideration (as adjusted pursuant to Section 3.5).

Section 9.6    R&W Insurance Policy; Escrow Fund.

(a)      The parties hereby agree that:

(i)      With respect to any claim for indemnifiable Losses asserted pursuant to Section 9.2(a) (other than any claim arising out of or relating to the inaccuracy or breach of any Fundamental Representation, or of any representation or warranty in the event of Fraud), an Acquiror Indemnified Party shall seek a remedy (A) first, from the Escrow Fund, to the extent that the aggregate amount of indemnifiable Losses which may be recovered from the Consideration Stockholders pursuant to Section 9.2(a) exceeds the Basket Amount, and only until the aggregate amount of all indemnifiable Losses pursuant to Section 9.2(a) equals the Cap and (B) second, by making and diligently pursuing a claim under the R&W Insurance Policy, which shall constitute the Acquiror Indemnified Party’s sole remaining source of recovery with respect to such claim for indemnifiable Losses.

(ii)      With respect to any claim for indemnifiable Losses asserted pursuant to Section 9.2(a) that arises out of or relates to the inaccuracy or breach of any Fundamental Representation (other than in the event of Fraud), an Acquiror Indemnified Party shall seek a remedy (A) first, from the Escrow Fund, to the extent that the aggregate amount of indemnifiable Losses which may be recovered from the Consideration Stockholders pursuant to Section 9.2(a) exceeds the Basket Amount, and only until the aggregate amount of all indemnifiable Losses pursuant to Section 9.2(a) equals the Cap, (B) second, by making and diligently pursuing a claim under the R&W Insurance Policy (to the extent that the policy limit under the R&W Insurance Policy has not been exhausted), and (C) third, solely to the extent that all such indemnifiable Losses are not recovered by the Acquiror Indemnified Party under the R&W Insurance Policy, from the Escrow Fund, which shall constitute the Acquiror Indemnified Party’s sole remaining source of recovery with respect to such claim for indemnifiable Losses.

(iii)      With respect to any claim for indemnifiable Losses asserted pursuant to Section 9.2 (other than as described in Section 9.6(a)(i) and (ii) or in the event of Fraud), the sole and exclusive remedy of an Acquiror Indemnified Party will be to seek a remedy from the Escrow Fund.

(iv)      Acquiror will not consent to or otherwise permit the amendment or waiver of the Protective Provisions of the R&W Insurance Policy without the prior written consent of the Stockholder Representative.

(v)      Nothing in this Section 9.6(a) shall be deemed to limit the rights of, or remedies available to, any Acquiror Indemnified Party in the event of Fraud.

(b)      On the date that is six months following the Closing Date (the “First Release Date”), Acquiror and the Stockholder Representative will deliver joint written instructions to the Escrow Agent, directing the Escrow Agent to deliver cash and Acquiror Shares (valued at the Closing Acquiror Share Value) equal in value to the First Escrow Release Value, 50% of which will consist of cash and 50% of which will consist of Acquiror Shares, to the Consideration Stockholders in accordance with Section 2.6, first to the holders of Series E Preferred Stock to the extent that the consideration set forth in Section 2.6(c) has not been paid in full, then to the holder of Series D Preferred Stock.

(c)      On the second anniversary of the Closing Date (the “Final Release Date”), Acquiror and the Stockholder Representative will deliver joint written instructions to the Escrow Agent, directing the Escrow Agent to deliver any Acquiror Shares and cash remaining in the Escrow Fund (less the amount of Acquiror Shares and cash reasonably necessary to satisfy any outstanding claim for indemnification by any Acquiror Indemnified Party for which a Claim Notice has been delivered to the Stockholder Representative) to the Consideration Stockholders in accordance with Section 2.6, first to the holders of Series E Preferred Stock to the extent that the consideration set forth in Section 2.6(c) has not been paid in full, then to the holder of Series D Preferred Stock. With respect to Acquiror Shares and cash remaining in the Escrow Fund for outstanding claims for indemnification by any Acquiror Indemnified Party for which a Claim Notice has been delivered prior to the Final Release Date, upon the resolution of each such claim, the Acquiror Shares and cash remaining in the Escrow Fund that are no longer needed to satisfy the remaining outstanding claims shall be delivered to the Consideration Stockholders in accordance with Section 2.6, first to the holders of Series E Preferred Stock to the extent that the consideration set forth in Section 2.6(c) has not been paid in full, then to the holder of Series D Preferred Stock.

(d)      Following the final release of the Escrow Fund in accordance with Section 9.6(c) (or with respect to outstanding claims for indemnification by any Acquiror Indemnified Party for which a Claim Notice has been delivered prior to the Final Release Date, upon the resolution of each such claim), no Acquiror Indemnified Party shall have any further remedy under this Article IX or otherwise for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement and the transactions contemplated hereby; provided, however, that the foregoing sentence shall not be deemed a waiver by any party of any right to specific performance or injunctive or equitable relief, or any right or remedy arising from a criminal Action or by reason of any claim for Fraud or to any rights under the R&W Insurance Policy.

Section 9.7    Treatment of Adjustments; Value of Acquiror Shares. The Stockholders, on the one hand, and Acquiror and Sub, on the other hand, agree that, unless otherwise required by Law, all payments made by or on behalf of either of them to or for the benefit of the other

(including any payments to the Company) under this Article IX shall be treated as adjustments to the consideration payable pursuant to this Agreement for Tax purposes and that such treatment shall govern for purposes hereof. For purposes of this Article IX, Acquiror Shares held in the Escrow Fund and released to Acquiror therefrom in satisfaction of indemnifiable Losses shall be valued at the Closing Acquiror Share Value.

Section 9.8    Remedies. From and after the Closing Date, this Article IX shall be the sole and exclusive remedy of the Acquiror Indemnified Parties and the Stockholder Indemnified Parties for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement and the transactions contemplated hereby; provided, however, that the foregoing sentence shall not be deemed a waiver by any party of any right to specific performance or injunctive or equitable relief, or any right or remedy arising from a criminal Action or by reason of any claim for Fraud.

ARTICLE X

TERMINATION

Section 10.1    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)      by mutual written consent of Acquiror and the Company;

(b)      by Acquiror, if the Stockholder Representative fails to deliver the Stockholder Consent to the Secretary of the Company (with a copy to Acquiror), executed as described in Section 6.4, within twenty-four (24) hours after the execution of this Agreement;

(c)      (i) by the Company, if Company is not then in material breach of its obligations under this Agreement and Acquiror or Sub breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2, (B) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Company or (ii) by Acquiror, if Acquiror or Sub is not then in material breach of its obligations under this Agreement and the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.3, (B) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by Acquiror;

(d)      by either the Company or Acquiror if the Merger shall not have been consummated by September 14, 2018; provided, that the right to terminate this Agreement under this Section 10.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Merger to be consummated on or prior to such date; or

(e)      by either the Company or Acquiror in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that Acquiror and Sub (if Acquiror is so requesting termination) or the Company (if it is so requesting termination), as the case may be, shall have used their commercially reasonable efforts, in accordance with Section 6.7, to have such order, decree, ruling or other action vacated.

The party seeking to terminate this Agreement pursuant to this Section 10.1 (other than Section 10.1(a)) shall give prompt written notice of such termination to the other party.

Section 10.2  Effect of Termination.

(a)      In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (i) for the provisions Section 3.24 relating to broker’s fees and finder’s fees, Section 6.6 relating to confidentiality, Section 6.9 relating to public announcements, this Section 10.2, Section 10.3 relating to fees and expenses and Article XI, and (ii) that nothing herein shall relieve either party from liability for any breach of this Agreement or for Fraud.

(b)      The parties acknowledge that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the parties would have entered into this Agreement.

Section 10.3  Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, that if the transactions contemplated hereby are consummated, Transaction Expenses shall be borne and paid as provided in this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1  Amendment and Modification. This Agreement may be amended, modified or supplemented by the parties by a written instrument signed by each of the parties hereto and, in the case of the Company, Acquiror and Sub, authorized by their respective Boards of Directors at any time prior to the Closing (notwithstanding any stockholder approval); provided, however, that after the Requisite Stockholder Approvals are obtained, no amendment shall be made which pursuant to applicable Law requires further approval by such Stockholders without such further approval. Following the Closing, this Agreement may be amended, modified or supplemented by a written instrument signed by Acquiror and the Stockholder Representative. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated in writing as an amendment hereto.

Section 11.2  Extension. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent permitted by applicable Law, extend the time for the performance of any of the obligations or other acts of the parties. Any agreement on the part of a party to any such extension shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 11.3  Waiver. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or any document delivered pursuant hereto or (b) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 11.4  Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)      if to Acquiror, Sub or the Surviving Corporation, to:

Veritone, Inc.

575 Anton Blvd., Suite 100

Attention: General Counsel

E-mail: jcoyne@veritone.com

with a copy (which shall not constitute notice) to:

K&L Gates LLP

1 Park Plaza, 12th Floor

Irvine, California 92614

Attention: Michael A. Hedge

Facsimile: (949) 623-4454

E-mail: michael.hedge@klgates.com

(ii)	if to the Company prior to the Closing, to;

Wazee Digital Inc.

1515 Arapahoe St.

Tower 3, Suite 400

Denver, CO 80202

Attention: Harris Morris

E-mail: Harris.Morris@wazeedigital.com

with a copy (which shall not constitute notice) to:

Perkins Coie LLP

1900 Sixteenth Street Suite 1400

Denver, Colorado 80202

Attention: Sonny Allison

Facsimile: (303) 291-2400

E-mail: sallison@perkinscoie.com

(iii)	or to the Stockholder Representative, to:

West Victory Stockholder Representative, LLC

c/o Shamrock Capital Advisors

1100 Glendon Ave #1600

Los Angeles, CA 90024

Attention: Andrew Howard

Facsimile: (310) 974-6641

E-mail: AHoward@shamrockcap.com

with a copy (which shall not constitute notice) to:

Perkins Coie LLP

1900 Sixteenth Street Suite 1400

Denver, Colorado 80202

Attention: Sonny Allison

Facsimile: (303) 291-2400

E-mail: sallison@perkinscoie.com

Section 11.5    Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.

The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 11.6    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 11.7    Third-Party Beneficiaries. Except as provided in Section 6.13 and Article IX, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 11.8    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 11.9    Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against any other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, the parties agree that disputes with respect to the matters referenced in Section 3.5 shall be resolved by the Independent Accounting Firm as provided therein.

Section 11.10    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of Acquiror (in the case of an assignment by the Company) or the Company (in the case of an assignment by Acquiror or Sub), and any such assignment without such prior written consent shall be null and void; provided, however, that Acquiror or Sub may assign this Agreement to any Affiliate of Acquiror without the prior consent of the Company; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 11.11    Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 11.12    Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 11.13    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 11.14    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 11.16    Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 11.17    No Presumption Against Drafting Party. Each of Acquiror, Sub and the Company acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 11.18    Disclosure Schedules. All representations and warranties of the Company in this Agreement are made subject to and modified by the exceptions noted in the schedules delivered by the Company to Acquiror concurrently herewith and identified as the “Disclosure Schedules.” Any item disclosed in the Disclosure Schedule referenced by a particular section in this Agreement will be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other section is reasonably apparent on its face. Information reflected in the Disclosure Schedule is not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional information is set forth for informational purposes and does not necessarily include other matters of a similar nature. Disclosure of such additional information will not be deemed to constitute an acknowledgment that such information is required to be disclosed, and disclosure of such information will not be deemed to enlarge or enhance any of the representations or warranties in this Agreement or otherwise alter in any way the terms of this Agreement. Inclusion of information in the Disclosure Schedule will not be construed as an admission that such information is material to the business, assets, liabilities, financial position, operations or results of operations of the Company.

Section 11.19    Legal Representation.

(a)       Each of the parties acknowledges that Perkins Coie LLP (“PC”) currently serves as counsel to the Company, including in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Ancillary Agreements and the consummation of the transactions contemplated by this Agreement. There may come a time, including after the consummation of the transactions contemplated by this Agreement, when the interests of the Stockholders and the Company may no longer be aligned. The Parties understand and specifically agree that PC may, in connection with the transactions contemplated by this

Agreement and the other Ancillary Agreements, represent the Stockholders and the Stockholder Representative, even if the interests of the Stockholders and the interests of the Company or the Surviving Corporation are or may be adverse, including in connection with any dispute arising out of or relating to this Agreement or the transactions contemplated hereby, and even though PC may have represented the Company in a matter substantially related to such dispute or may be handling ongoing matters for the Company or any of its Affiliates, and Acquiror, Sub, and the Company hereby consent thereto and waive any conflict of interest arising therefrom.

(b)       Notwithstanding anything to the contrary contained herein, the parties intend that all communications at or prior to the Closing between the Company (or any of its directors, officers, employees, Affiliates, Stockholders, agents or other Representatives), on the one hand, and its attorneys, on the other hand, relating to the negotiation of the transactions contemplated by this Agreement and any alternative transactions (collectively, the “Communications”), and all associated rights to assert, waive and otherwise administer the attorney-client privilege and rights of confidentiality of the Company (or any of its directors, officers, employees, Affiliates, Stockholders, agents or other Representatives) (the “Associated Rights”), will, from and after the Closing, rest exclusively with the Stockholders and the Stockholder Representative and will not be transferred, assigned, conveyed or delivered, by operation of law or otherwise, to Acquiror, Sub or any of their respective Affiliates (including, after the Closing, the Surviving Corporation) or any successor or assign of any of the foregoing (collectively, the “Acquiror Group”). Accordingly, the parties hereby agree that, as of immediately prior to the Closing, for the consideration set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged: (i) all Communications and Associated Rights are, and will be deemed for all purposes, transferred, assigned, conveyed and delivered in full to the Stockholders, and (ii) no member of the Acquiror Group (including, after the Closing, the Surviving Corporation) will have any right, title, interest or benefit in or to any of the Communications or any Associated Rights. Without limiting the foregoing, the parties acknowledge the decision of the Delaware Chancery Court in Great Hill Equity Partners IV, LP, et al. v. SIG Growth Equity Fund, I, LLLP, et al. (Civil Action No. 7905-CS, November 15, 2013) and desire to expressly exclude the Communications and Associated Rights from the assets, rights, privileges and benefits of the Company that might otherwise be transferred or assigned to any member of the Acquiror Group by operation of law or otherwise.

(c)       Each of Acquiror and Sub hereby agrees, on its own behalf and on behalf of the other members of the Acquiror Group (including, after the Closing, the Surviving Corporation), from and after the Closing, that the Stockholders (i) will have the right to take possession and control of all Communications effective as of the Closing, and (ii) if and to the extent the Stockholders fail to take such possession and control (which failure will not, alone or in association with any other act or omission, be deemed a waiver of any of its rights under this Section 11.19), the Stockholders will have the right to access and copy, from time to time, any Communication in the possession or control of any member of the Acquiror Group from and after the Closing, during normal business hours and on not less than twenty-four hours prior written notice, as the Stockholders determine, in their sole discretion, may be necessary or desirable in connection with any post-Closing matter, regardless of whether such matter is known to any member of the Acquiror Group. If and to the extent that, at any time from and after the Closing, any member of the Acquiror Group will have any right or opportunity to assert or waive an attorney-client privilege or right of confidentiality with respect to any Communication, each member of the Acquiror Group will not, and will cause the other members of the Acquiror Group not to, waive such privilege or right of confidentiality without the prior written consent of the Stockholder Representative (which consent may be withheld, conditioned or delayed in its sole discretion).

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VERITONE, INC.

By:	/s/ Ryan Steelberg
Name: Ryan Steelberg
Title: President

PROJECT WEST ACQUISITION CORPORATION

By:	/s/ Jeffrey Coyne
Name: Jeffrey Coyne
Title: Vice President and Secretary

WAZEE DIGITAL, INC.

By:	/s/ P. Harris Morris, Jr.
Name: P. Harris Morris, Jr.
Title: Chief Executive Officer

WEST VICTORY STOCKHOLDER REPRESENTATIVE, LLC

By:	/s/ Andrew Howard
Name: Andrew Howard
Title: President

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER